    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 10, 1997

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                          PENTEGRA DENTAL GROUP, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                          8021                  76-0545043
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                           --------------------------

     PENTEGRA DENTAL GROUP, INC.                     GARY S. GLATTER
   2999 NORTH 44TH STREET, STE. 650          2999 NORTH 44TH STREET, STE. 650
        PHOENIX, ARIZONA 85018                    PHOENIX, ARIZONA 85018
            (602) 952-1200                            (602) 952-1200
  (Address, including zip code, and       (Name and address, including zip code,
telephone number, including area code,     and telephone number, including area
 of registrant's principal executive           code, of agent for service)
               offices)

                           --------------------------

                                   COPIES TO:

           RICHARD S. ROTH                             TED W. PARIS
        JACKSON WALKER L.L.P.                     BAKER & BOTTS, L.L.P.
            1100 LOUISIANA                            910 LOUISIANA
              SUITE 4200                                SUITE 3000
         HOUSTON, TEXAS 77002                      HOUSTON, TEXAS 77002

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                      PROPOSED MAXIMUM
                                                                 PROPOSED MAXIMUM         AGGREGATE
         TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE          OFFERING             AMOUNT OF
       SECURITIES TO BE REGISTERED          BE REGISTERED(1)       PER SHARE(1)         PRICE(2),(3)       REGISTRATION FEE
Common Stock, $.001 par value............          --                   --               $40,250,000            $12,197

(1) In accordance with Rule 457(o) under the Securities Act of 1933, as amended, the number of shares being registered and the proposed maximum offering price per share are not included in this table.

(2) Includes shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.

(3) Estimated solely for purposes of calculating the registration fee.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 Subject To Completion, Dated October 10, 1997

PROSPECTUS

                                2,500,000 SHARES

                          PENTEGRA DENTAL GROUP, INC.

                                  COMMON STOCK
                                ----------------

    All of the shares of Common Stock, par value $.001 per share ("Common Stock"), offered hereby (the "Offering") are being offered by Pentegra Dental Group, Inc. (the "Company"). Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public
offering price will be between $     and $     per share. See "Underwriting" for
a discussion of the factors to be considered in determining the initial public offering price. The Company has applied to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "PDGI."

                             ---------------------

    THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
        SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                       TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              Underwriting
                                                               Discounts
                                                    Price to      and     Proceeds to
                                                     Public   Commissions(1)  Company(2)
Per Share.........................................      $          $           $
Total(3)..........................................      $          $           $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting estimated expenses of $2,300,000, payable by the Company.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 375,000 additional shares of Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $         , $       and
    $         , respectively. See "Underwriting."

                             ---------------------

    The shares of Common Stock offered by this Prospectus are offered by the Underwriters, subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of certificates representing the shares of Common Stock will be made at the offices of Lehman
Brothers Inc., New York, New York, on or about            , 1997.

                             ---------------------

LEHMAN BROTHERS                                    RAUSCHER PIERCE REFSNES, INC.

                                          , 1997

                                     [MAP]

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF COMMON STOCK FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    PENTEGRA DENTAL GROUP, INC. ("PENTEGRA" OR THE "COMPANY") WAS RECENTLY FORMED TO SERVE, UPON COMPLETION OF THE OFFERING, AS THE PARENT CORPORATION OF PENTEGRA INVESTMENTS, INC. ("PII"). CONCURRENTLY WITH THE CLOSING OF THE OFFERING, (I) THE COMPANY WILL ACQUIRE, IN SEPARATE TRANSACTIONS (THE "ACQUISITIONS"), SUBSTANTIALLY ALL THE TANGIBLE AND INTANGIBLE ASSETS, AND ASSUME CERTAIN LIABILITIES, OF 51 DENTAL PRACTICES (COLLECTIVELY, THE "FOUNDING AFFILIATED PRACTICES") IN EXCHANGE FOR CASH AND SHARES OF COMMON STOCK, (II) THE HOLDERS OF COMMON STOCK OF PII WILL EXCHANGE THEIR SHARES FOR SHARES OF COMMON STOCK ON A ONE-FOR-ONE BASIS (THE "SHARE EXCHANGE"), (III) THE COMPANY WILL ACQUIRE (THE "PENTEGRA/NAPILI TRANSACTION") SUBSTANTIALLY ALL OF THE ASSETS OF TWO COMPANIES CONTROLLED BY THE COMPANY'S CHAIRMAN OF THE BOARD, PENTEGRA, LTD. AND NAPILI, INTERNATIONAL ("NAPILI") AND (IV) PII WILL REPURCHASE 245,835 SHARES OF ITS CLASS B PREFERRED STOCK, PAR VALUE $0.01 PER SHARE ("CLASS B PREFERRED"), AT THE SUBSCRIPTION PRICE PER SHARE PAID TO PII FOR THOSE SHARES AND, IMMEDIATELY THEREAFTER, REDEEM ALL OF THE REMAINING SHARES OF ITS CLASS A PREFERRED STOCK, PAR VALUE $0.01 PER SHARE ("CLASS A PREFERRED") AND CLASS B PREFERRED AT A REDEMPTION PRICE OF $2.00 PER SHARE (THE "REPURCHASE AND REDEMPTION"). THE NUMBER OF SHARES OF COMMON STOCK TO BE ISSUED IN EACH ACQUISITION WILL DEPEND ON THE INITIAL PUBLIC OFFERING PRICE OF THE COMMON STOCK. ACCORDINGLY, THE DISCLOSURES HEREIN RELATING TO THE SHARES OF COMMON STOCK ISSUED IN CONNECTION WITH THE ACQUISITIONS ARE ESTIMATED, BASED ON AN
ASSUMED INITIAL PUBLIC OFFERING PRICE OF $    PER SHARE (THE MIDPOINT OF THE
ESTIMATED INITIAL PUBLIC OFFERING PRICE RANGE). UNLESS OTHERWISE INDICATED BY THE CONTEXT, REFERENCES HEREIN TO (I) "PENTEGRA" OR THE "COMPANY" INCLUDE PENTEGRA DENTAL GROUP, INC., PII, PENTEGRA, LTD. AND NAPILI AND (II) "AFFILIATED PRACTICES" MEAN THE FOUNDING AFFILIATED PRACTICES AND ANY DENTAL PRACTICES WITH WHICH THE COMPANY MAY ENTER INTO SIMILAR RELATIONSHIPS IN THE FUTURE. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS (I) GIVES EFFECT TO A REVERSE STOCK SPLIT OF THE OUTSTANDING SHARES OF COMMON STOCK OF PII AND (II) ASSUMES THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    Pentegra Dental Group, Inc. was recently formed to provide management, administrative, development and other services to dental practices throughout the United States. The Company's approach to dental practice management (the "Pentegra Dental Program") was developed by Dr. Omer K. Reed, the Chairman of the Board of the Company, and is designed to increase revenues and lower costs at Affiliated Practices while freeing the practicing dentists to focus on the delivery of high-quality care. The Company will earn management service fees under long-term service agreements with Affiliated Practices (the "Service Agreements"). In most cases, service fees payable to the Company under the Service Agreements represent a share of the Affiliated Practices' operating profits, thereby providing incentives for the Company and the Affiliated Practices to work together to maximize practice profitability. The Company will also seek to grow by acquiring and affiliating with additional dental practices.

    The Company has entered into definitive acquisition agreements and Service Agreements with 51 Founding Affiliated Practices, which include 78 dentists and 63 dental offices located in 18 states. The Founding Affiliated Practices are primarily general dentistry practices, but also include specialists such as periodontists, pedodontists and oral surgeons. For the year ended December 31, 1996, total patient revenue for the Founding Affiliated Practices was approximately $39.2 million and pro forma revenue for the Company would have been approximately $27.1 million. In addition, the Company will acquire from Dr. Reed the assets of a consulting firm, Pentegra, Ltd., which was founded in 1988, and a seminar company, Napili, which was founded in 1963. The clinical, administrative and marketing training developed and provided by these companies to practicing dentists and their teams are the foundation for the Pentegra Dental Program. After completion of the Offering, the Pentegra Dental Program will be available exclusively to Affiliated Practices.

    The Health Care Finance Administration ("HCFA") estimates that in 1995 approximately $43 billion was spent in the United States on dental services, and projects annual dental expenditures will reach $79 billion in the year 2005. In a 1995 survey, the American Dental Association ("ADA") reported that there were approximately 153,000 active dentists in the United States, approximately 88% of whom were practicing either alone or with only one other dentist. In recent years, dentists have begun to consolidate into affiliated groups and with practice management companies. Dentists who affiliate with practice management companies gain several benefits, such as opportunities to achieve economies of scale, to implement cost management techniques and to gain access to capital for new equipment and other working capital needs.

    The Company's objective is to become a leader in providing dental practice management services. In order to achieve this objective, the Company's strategy includes the following elements:

    - FOCUS ON TRADITIONAL FEE-FOR-SERVICE DENTAL CARE. According to the 1993 Foster Higgins National Survey of Employer-Sponsored Health Plans, approximately 78% of the plans surveyed pay for dental services on a fee-for-service basis. The Company believes that fee-for-service care is high-quality, highly profitable and professionally rewarding for dentists.

    - INCREASE PRODUCTIVITY AND PROFITABILITY OF AFFILIATED PRACTICES BY IMPLEMENTING THE PENTEGRA DENTAL PROGRAM. The Pentegra Dental Program involves proven techniques to increase revenues and lower costs, as well as methods to make the dentist and his or her practice team more efficient in the delivery of dental care.

    - LOWER OPERATING COSTS BY ACHIEVING ECONOMIES OF SCALE. The Company believes that, as a result of its size and resources, it will be able to provide Affiliated Practices with certain management functions at lower cost than if the Affiliated Practices were to perform the services by themselves.

    - FREE THE DENTIST TO FOCUS MORE TIME ON THE PRACTICE OF DENTISTRY. The Company will relieve practicing dentists of administrative tasks. The Company believes management and administrative support will substantially reduce the amount of time affiliated dentists are required to spend on administrative matters and enable them to dedicate more time and effort toward the growth of their professional practices.

    - GROW THROUGH ACQUISITIONS AND AFFILIATIONS OF ADDITIONAL DENTAL PRACTICES. The Company will generally seek to affiliate with practices that have high potential for future growth, particularly through implementation of the Pentegra Dental Program, an established reputation for high-quality care and a strategic fit either in an existing market or as an entry into a new market.

    The Pentegra Dental Program is based on a cooperative approach that emphasizes patient wellness and involves the dentist and his or her patient mutually agreeing on a program to achieve and maintain optimal oral health. The Company believes that the average dentist has the skills necessary to diagnose and provide appropriate care to patients, but many of them have not developed the skills needed to obtain patient acceptances of, and commitments to, the treatment plans. As a result, a significant amount of recommended care may not be completed, with correspondingly lower revenues to the dentists. The Company will provide training and support to assist affiliated dentists and their teams to communicate effectively with each patient regarding the type and value of care needed, to obtain the patient's commitment to a treatment plan and then to implement the agreed-upon treatment. In order to promote operational efficiency and assure quality of care at Affiliated Practices, the Company's information systems will monitor patient treatment plans and track the number and type of procedures performed by each practice. Additionally, the Company will provide the Affiliated Practices with billing and collections, purchasing, inventory management, invoice processing and payment, payroll processing, patient scheduling and financial reporting and analysis.

                                  THE OFFERING

Common Stock offered by the Company......  2,500,000 shares
Common Stock to be outstanding after the
  Offering...............................  6,319,178 shares(1)
Use of proceeds..........................  To fund the cash portion of the aggregate purchase price of the assets of the Founding
                                           Affiliated Practices, to fund the Pentegra/Napili
                                           Transaction, to repurchase or redeem the
                                           outstanding shares of preferred stock of PII, to
                                           repay certain indebtedness of Pentegra and the
                                           Founding Affiliated Practices and for general
                                           corporate purposes. See "Use of Proceeds."
Proposed Nasdaq National Market symbol...  PDGI

---------

(1) Includes 2,062,511 shares of Common Stock to be issued in connection with the Acquisitions and excludes (i) an aggregate of 646,667 shares of Common Stock issuable upon exercise of stock options to be granted under the Company's 1997 Stock Compensation Plan (the "1997 Stock Compensation Plan") effective on the date the Offering closes at an exercise price equal to the initial public offering price per share and (ii) 1,353,333 shares reserved for future issuance under the 1997 Stock Compensation Plan. See "Management--1997 Stock Compensation Plan." The number of shares to be outstanding on completion of the Offering will decrease if the initial public offering price is higher, and will increase if the initial public
    offering price is lower, than $    per share. For example, an aggregate of
            shares of Common Stock would be outstanding if that price is $
    per share, while an aggregate of         shares of Common Stock would be
    outstanding if that price is $    per share.

                                  RISK FACTORS

    The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                             SUMMARY FINANCIAL DATA
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

    The following financial information is derived from the historical combined financial statements of Pentegra, Ltd. and Napili (the "Combined Predecessor Companies") and the historical financial statements and the notes thereto included in this Prospectus. Except as indicated, this information does not reflect the effects of the Offering, the Acquisitions, the Share Exchange, the Pentegra/Napili Transaction and the Repurchase and Redemption. For certain information concerning the Acquisitions, see Note 4 of Notes to the Pentegra Dental Group, Inc. Financial Statements.

                                                                                                   COMBINED PREDECESSOR
                                                                                                        COMPANIES
                                                                       COMBINED PREDECESSOR        --------------------
                                                                             COMPANIES                                    PENTEGRA
                                                                  -------------------------------    SIX MONTHS ENDED    -----------
                                                                                                                         SIX MONTHS
                                                                      YEAR ENDED DECEMBER 31             JUNE 30         ENDED JUNE
                                                                  -------------------------------  --------------------      30,
                                                                    1994       1995       1996       1996       1997        1997
                                                                  ---------  ---------  ---------  ---------  ---------  -----------
                                                                                                        UNAUDITED
Statement of Operations Data:
Revenue.........................................................  $     943  $     841  $     922  $     371  $     508   $      --
Expenses
  Staff salaries, wages and benefits............................        181        246        292        122        126          --
  Lecture and seminar expenses..................................        117         96         70         47        161          --
  Rent..........................................................        148        144        159         46         74          --
  General and administrative expenses...........................        364        313        360         93        125          91
  Advertising expenses..........................................         17          4          3          3         --          --
  Depreciation..................................................         21         24          8          4          4          --
  Other expenses................................................         15          9          2          2         11         148
                                                                  ---------  ---------  ---------  ---------  ---------  -----------
    Total expenses..............................................        863        836        894        317        501         239
                                                                  ---------  ---------  ---------  ---------  ---------  -----------
Income (loss) from operations...................................         80          5         28         54          7        (239)
Interest expense................................................         49         46         52         27          5          --
                                                                  ---------  ---------  ---------  ---------  ---------  -----------
Income (loss) before income taxes and extraordinary gain........         31        (41)       (24)        27          2        (239)
Provision (benefit) for income taxes............................         26        (13)         7          3         --          --
                                                                  ---------  ---------  ---------  ---------  ---------  -----------
Income (loss) before extraordinary gain.........................          5        (28)       (31)        24          2        (239)
Extraordinary gain, net of income tax effect of $5..............         --          7         --         --         --          --
                                                                  ---------  ---------  ---------  ---------  ---------  -----------
  Net income (loss).............................................  $       5  $     (21) $     (31) $      24  $       2   $    (239)
                                                                  ---------  ---------  ---------  ---------  ---------  -----------
                                                                  ---------  ---------  ---------  ---------  ---------  -----------
  Net income (loss) per share...................................                                                          $   (0.14)
                                                                                                                         -----------
                                                                                                                         -----------
Weighted average outstanding shares.............................                                                              1,757
                                                                                                                         -----------
                                                                                                                         -----------

                                                                                                                        SIX MONTHS
                                                                                                          YEAR ENDED       ENDED
                                                                                                         DECEMBER 31,    JUNE 30,
                                                                                                             1996          1997
                                                                                                         -------------  -----------
Supplemental Data(1):
  Total patient revenue for the Founding Affiliated Practices..........................................    $  39,214     $  19,586
  Total pro forma Service Agreement revenue of the Company.............................................    $  27,072     $  13,403

                                                                          COMBINED PREDECESSOR
                                                                               COMPANIES            COMBINED
                                                                         ----------------------    PREDECESSOR
                                                                                                    COMPANIES      PENTEGRA
                                                                              DECEMBER 31        ---------------  -----------
                                                                         ----------------------     JUNE 30,       JUNE 30,
                                                                           1995        1996           1997           1997
                                                                         ---------     -----     ---------------  -----------
Balance Sheet Data:
Cash and cash equivalents(3)...........................................  $       9   $      38      $      66      $     845
Working capital (deficit)..............................................       (352)        (29)            (4)         1,175
Total assets...........................................................         48          74             88          1,396
Notes payable, net of current portion..................................         --           9              5             --
Redeemable preferred stock.............................................         --          --             --          1,089
Stockholders' equity (deficit).........................................       (329)        (17)            10            297


                                                                         AS ADJUSTED(2)
                                                                         ---------------
                                                                            JUNE 30,
                                                                              1997
                                                                         ---------------
Balance Sheet Data:
Cash and cash equivalents(3)...........................................     $  16,170
Working capital (deficit)..............................................        15,678
Total assets...........................................................        20,049
Notes payable, net of current portion..................................            --
Redeemable preferred stock.............................................            --
Stockholders' equity (deficit).........................................        18,663

-------------

(1) See Note 4 of Notes to the Pentegra Dental Group, Inc. Financial Statements.

(2) As adjusted gives effect to (i) the Offering, (ii) the Acquisitions, (iii) the repayment of certain debt of Pentegra and the Founding Affiliated Practices, (iv) the Pentegra/Napili Transaction, (v) the Share Exchange and
    (vi) the Repurchase and Redemption, as if such transactions had occurred on June 30, 1997. See the Unaudited Pro Forma Balance Sheet of Pentegra and the notes thereto included in this Prospectus.

(3) See "Use of Proceeds."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER THE FOLLOWING FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING ANY OF THE SHARES OF THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS.

ABSENCE OF COMBINED OPERATING HISTORY

    The Company was incorporated in 1997 and has conducted no operations to date other than in connection with the Offering and the Acquisitions. The Company has entered into agreements to acquire substantially all the assets and assume certain liabilities of the Founding Affiliated Practices concurrently with the closing of the Offering. In connection with the Acquisitions, the Company is entering into Service Agreements with the Founding Affiliated Practices for initial terms of 40 years (subject to early termination by either party for "cause," which includes a material default by or bankruptcy of the other party). See "Business--Service Agreements." Historically, the Founding Affiliated Practices have operated as separate independent entities. There can be no assurance that the process of integrating the management and administrative functions of the Founding Affiliated Practices will be successful or that the Company's management will be able to manage these operations effectively or implement the Company's operating or expansion strategies successfully. Failure by the Company to implement its operating and expansion strategies successfully would have a material adverse effect on the Company. See "Business--Business Strategy" and "--Service Agreements."

RELIANCE ON AFFILIATED PRACTICES AND DENTISTS

    The Company will receive fees for management services provided to the Affiliated Practices under the Service Agreements. It will not employ dentists or control the practice of dentistry by the dentists employed by the Affiliated Practices, and its management services revenue generally will depend on revenue generated by the Affiliated Practices. In some cases, the management fees will be based on the costs and expenses the Company incurs in connection with providing management services. While the laws of some states permit the Company to participate in the negotiations by Affiliated Practices of managed care contracts, preferred provider arrangements and other negotiated price agreements, the Affiliated Practices will be the contracting parties for those relationships, and the Company will be dependent on its Affiliated Practices for the success of any such relationships. Accordingly, the profitability of those payor relationships, as well as the performance of the individual dentists employed by the Affiliated Practices, will affect the Company's profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Business--Service Agreements."

    The revenue of the Affiliated Practices (and, therefore, the success of the Company) is dependent on fees generated by the dentists employed by the Affiliated Practices. In connection with the Service Agreements, each dentist who owns a Founding Affiliated Practice will enter into a five-year employment agreement with the professional corporation or other entity with which that dentist is affiliated (and which is a party to a Service Agreement). The dentist employment agreements provide that the employee dentist will not compete with the Affiliated Practice during the term of the agreement and following the termination of the agreement for a term of two years in a specified geographical area. In most states, however, a covenant not to compete will be enforced only to the extent it is necessary to protect a legitimate business interest of the party seeking enforcement, does not unreasonably restrain the party against whom enforcement is sought and is not contrary to the public interest. This determination is made based on all the facts and circumstances of the specific case at the time enforcement is sought. Thus, there can be no assurance that a court will enforce such a covenant in a given situation. In addition, no judicial precedents have addressed whether a dental practice management company's interest under a management or service agreement will be viewed as the type of protectable business interest that would permit it to enforce such a covenant or to require an affiliated practice to enforce such covenants against an employee dentist. A substantial reduction in the number of dentists employed by or associated with the Affiliated Practices could have a material adverse effect on the financial performance of the Company. Failure by the Affiliated Practices to employ a sufficient number of dentists (whether by renewals of existing employment agreements or otherwise) would have a material adverse effect on the Company. See "Business--Dentist Employment Agreements."

INTEGRATION OF MANAGEMENT INFORMATION SYSTEMS

    The success of the Company's business strategy will be dependent on, among other things, the successful implementation of new management information systems and other operating systems to permit the effective integration of the administrative operations of the Affiliated Practices into the Company's operations. For example, the Company will be required to integrate its financial information system with existing practice management systems at the Affiliated Practices, which may be different from those used by the Company. Any significant delay or increase in expense associated with the conversion and integration of management information systems used by Affiliated Practices could have a material adverse effect on the successful implementation of the Company's expansion strategy. In addition, the Company will have some systems that are decentralized, including cash collections. Accordingly, the Company will rely on local staff for certain functions, including upstreaming cash to the Company. See "Business-- Management Information Systems."

RISKS ASSOCIATED WITH EXPANSION STRATEGY

    The success of the Company's expansion strategy will depend on a number of factors, including the Company's ability to (i) identify attractive and willing candidates to become Affiliated Practices in suitable markets and in suitable locations within those markets, (ii) affiliate with acceptable Affiliated Practices on favorable terms, (iii) adapt the Company's structure to comply with present or future legal requirements affecting the Company's arrangements with Affiliated Practices and comply with regulatory and licensing requirements applicable to dentists and facilities operated and services offered by dentists,
(iv) obtain suitable financing to facilitate its expansion program and (v) expand the Company's infrastructure and management to accommodate expansion. A shortage of available dentists with the skills and experience sought by the Company would have a material adverse effect on the Company's expansion opportunities, and the Company anticipates facing substantial competition from other companies to establish affiliations with additional dental practices. There can be no assurance that the Company's expansion strategy will be successful, that modifications to the Company's strategy will not be required, that the Company will be able to manage effectively and enhance the profitability of additional Affiliated Practices or that the Company will be able to obtain adequate financing on reasonable terms to support its expansion program. Furthermore, using shares of Common Stock as consideration for (or in order to provide financing for) future acquisitions could result in significant dilution to then-existing stockholders. In addition, future acquisitions accounted for as purchases may result in substantial annual noncash amortization charges for intangible assets in the Company's statements of operations. There can be no assurance that the Company will be able to achieve planned growth, that the assets of dental practices will continue to be available for acquisition by the Company, that the Company will be able to realize expected operating and economic efficiencies from pending or future acquisitions or that the addition of Affiliated Practices will be profitable. See "--Competition," "--Immediate and Substantial Dilution and Absence of Dividends," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Business--Business Strategy."

NEED FOR ADDITIONAL FINANCING

    The Company's expansion program will require substantial capital resources. Capital is needed not only for the acquisition of the assets of additional Affiliated Practices, but also for the effective integration, operation and expansion of the Affiliated Practices. The Affiliated Practices may from time to time require capital for renovation and expansion and for the addition of equipment and technology. The Company believes the net proceeds from the Offering and cash flow from operations will be sufficient to meet the Company's anticipated expansion and working capital needs through the end of 1998. Thereafter, however, the Company may require additional capital from outside financing sources in order to continue its expansion program. There can be no assurance that the Company will be able to obtain additional funds when needed on satisfactory terms or at all. Any significant limitation on the Company's ability to obtain additional financing could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

PROCEEDS OF OFFERING PAYABLE TO AFFILIATES

    In connection with the closing of the Acquisitions, the Company will pay, out of proceeds from the Offering, approximately $6.5 million in cash to the owners of the Founding Affiliated Practices, including approximately $216,326 to Ronnie L. Andress, D.D.S., $130,027 to James H. Clarke, Jr., D.D.S., $143,183 to Mack E. Greder, D.D.S., $144,017 to Roger Allen Kay, D.D.S., and $295,830 to Ronald M. Yaros, D.D.S. In addition, the Company will use $200,000 of the proceeds from the Offering to purchase substantially all of the tangible and intangible assets of Pentegra, Ltd. and Napili, both of which entities are controlled by Dr. Reed. The Company will also use approximately $2.8 million of the proceeds from the Offering in connection with the Repurchase and Redemption of PII's Class A Preferred and Class B Preferred, including approximately $37,500 to Dr. Reed, $37,500 to Gary S. Glatter, $334 to James L. Dunn, Jr., $667 to J. Michael Casas, $50,000 to Dr. Greder and $50,000 to Dr. Kay. See "Use of Proceeds" and "Certain Transactions--Organization of the Company."

GOVERNMENT REGULATION

    Various federal and state laws regulate the dental services industry. Regulatory oversight includes, but is not limited to, considerations of corporate practice of dentistry, fee splitting, fraud and abuse, self-referral, false claims and insurance regulation.

    CORPORATE PRACTICE OF DENTISTRY AND FEE SPLITTING RESTRICTIONS

    The laws of many states prohibit business corporations such as the Company from engaging in the practice of dentistry or employing dentists to practice dentistry and prohibit dentists from splitting fees with non-dentists. The specific restrictions against the corporate practice of dentistry, as well as the interpretation of those restrictions by state regulatory authorities, vary from state to state. The restrictions are generally designed to prohibit a non-dental entity (such as the Company) from controlling the professional assets of a dental practice (such as patient records and payor contracts), employing dentists to practice dentistry (or, in certain states, employing dental hygienists or dental assistants), or controlling the content of a dentist's advertising or professional practice. The laws of many states also prohibit dentists from sharing professional fees with non-dental entities. State dental boards do not generally interpret these prohibitions as preventing a non-dental entity from owning non-professional assets used by a dentist in a dental practice or providing management services to a dentist for a fee, provided certain conditions are met. The Company believes that its operations will not contravene any applicable restriction on the corporate practice of dentistry and that the management fees it intends to charge for its services are consistent with the laws and regulations of the jurisdictions in which it will operate concerning fee-splitting. There can be no assurance, however, that a review of the Company's business relationships by courts or regulatory authorities will not result in determinations that could prohibit or otherwise adversely affect the operations of the Company or that the regulatory environment will not change, requiring the Company to reorganize or restrict its existing or future operations. The laws regarding fee-splitting and the corporate practice of dentistry and their interpretation are enforced by regulatory authorities with broad discretion. There can be no assurance that the legality of the Company's business or its relationship with the Affiliated

Practices will not be successfully challenged or that the enforceability of the provisions of any Service Agreement will not be limited.

    FRAUD AND ABUSE LAWS AND RESTRICTIONS ON REFERRALS AND SELF-REFERRALS

    Many states in which the Founding Affiliated Practices are located have fraud and abuse laws that, in many cases, apply to referrals for items or services reimbursable by any insurer, not just by Medicare and Medicaid. A number of states, including many of the states in which the Founding Affiliated Practices are located, also impose significant penalties for submitting false claims for dental services. In addition, most states have laws prohibiting paying or receiving any remuneration, direct or indirect, that is intended to induce referrals for health care items or services, including dental items and services. Many states in which the Founding Affiliated Practices are located either prohibit or require disclosure of self-referral arrangements and impose penalties for the violation of these laws. Many states, including Alaska, Florida and Maine, limit the ability of a person other than a licensed dentist to own or control equipment or offices used in a dental practice. Some of these states allow leasing of equipment and office space to a dental practice under a bona fide lease, if the equipment and office remain under the control of the dentist.

    ADVERTISING RESTRICTIONS AND LIMITATIONS ON DELEGATION

    Some states prohibit the advertising of dental services under a trade or corporate name. Some states, including Texas, require all advertisements to be in the name of the dentist. A number of states also regulate the content of advertisements of dental services and the use of promotional gift items. In addition, many states impose limits on the tasks that may be delegated by dentists to hygienists and dental assistants. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion.

    INSURANCE REGULATION

    There are certain state insurance regulatory risks associated with the Company's anticipated role in negotiating and administering managed care contracts on behalf of the Affiliated Practices. The application of state insurance laws to third-party payor arrangements, other than fee-for-service arrangements, is an unsettled area of law with little guidance available. State insurance laws are subject to broad interpretation by regulators and, in some states, state insurance regulators may determine that the Company or the Affiliated Practices are engaged in the business of insurance because of the capitation features (or similar features under which an Affiliated Practice assumes financial risk) that may be contained in managed care contracts. In the event the Company or an Affiliated Practice is determined to be engaged in the business of insurance, the Company or the Affiliated Practice could be required to either seek licensure as an insurance company or change the form of its relationships with the third-party payors. There can be no assurance that the Company's operations would not be adversely affected if the Company or any of the Affiliated Practices were to become subject to state insurance regulations.

    HEALTH CARE REFORM

    The United States Congress has considered various types of health care reform, including comprehensive revisions to the current health care system. It is uncertain what legislative proposals, if any, will be adopted in the future or what actions federal or state legislatures or third-party payors may take in anticipation of or in response to any health care reform proposals or legislation. There can be no assurance that applicable federal or state laws and regulations will not change or be interpreted in the future either to restrict or adversely affect the Company's relationships with dentists or the operation of Affiliated Practices. See "Business--Government Regulation."

RISKS ASSOCIATED WITH COST CONTAINMENT INITIATIVES

    The health care industry, including the dental services market, is experiencing a trend toward cost containment, as third-party and government payors seek to impose lower reimbursement rates on providers. The Company believes this trend will continue and will increasingly affect dental services. This may result in a reduction in per-patient and per-procedure revenue from historical levels. There can be no assurance that any reductions in revenues and operating margins could be offset through cost reductions, increased volume, introduction of new procedures or otherwise. Accordingly, significant reductions in payments to Affiliated Practices or other changes in reimbursement by third-party payors for dental services performed by Affiliated Practices may have a material adverse effect on the Company.

RISKS ASSOCIATED WITH MANAGED CARE CONTRACTS; CAPITATED FEE REVENUE

    The Company believes that managed care arrangements are becoming more prevalent in certain sectors of the dental services industry. As an increasing percentage of the population is covered by managed care organizations that provide dental coverage, the Company believes its future success may be dependent, in part, on its ability to assist the Affiliated Practices in negotiating contracts with dental health maintenance organizations, insurance companies, self insurance plans and other private third-party payors pursuant to which services will be provided on some type of fee-for-service or capitated basis by some of its Affiliated Practices. Under certain capitated contracts, the health care provider accepts a predetermined amount per patient per month as its sole payment in exchange for providing a specific schedule of services to enrollees. These contracts shift much of the risk of providing health care from the payor to the provider. To the extent that the Affiliated Practices enter into capitated managed care arrangements, they are exposed to the risk that the cost of providing dental care required by these contracts exceeds the amount that the Affiliated Practice receives for providing such dental care. To the extent the Affiliated Practices enter into additional managed care contracts, the Affiliated Practices may achieve greater predictability of revenues but greater unpredictability of expenses due to the fluctuating costs of the services provided. There can be no assurance that the Company will be able to negotiate on behalf of the Affiliated Practices satisfactory arrangements on a capitated basis, regardless of the amount of risk sharing. In addition, to the extent that patients or enrollees covered by certain of these contracts require, in the aggregate, more frequent or extensive care than anticipated, operating margins may be reduced, or the revenues derived from these agreements may be insufficient to cover the costs of the services provided. As a result, Affiliated Practices would be at risk for additional costs which would reduce or eliminate any earnings for the Affiliated Practices under these contracts with a corresponding reduction in or elimination of the service fee payable to the Company.

CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS

    Following the completion of the Acquisitions and the Offering, Dr. Reed, the Company's Chairman of the Board, the other executive officers and directors of the Company as a group and the owners of the Founding Affiliated Practices other than Dr. Reed will beneficially own approximately 2.9%, 18.5% and 32.6%, respectively, of the outstanding shares of Common Stock. These persons, if acting in concert, will be able to exercise control over the Company's affairs, elect the entire Board of Directors and (subject to Section 203 of the Delaware General Corporation Law ("DGCL")) control the outcome of any matter submitted to a vote of stockholders. The Company's Bylaws provide that a majority of the members of the Board of Directors must be licensed dentists who are affiliated with Affiliated Practices. Each of Dr. Reed and the other board members who own an Affiliated Practice will be a party to a Service Agreement with the Company. In connection with the provision of management services by the Company to the Affiliated Practices owned by those dentists, potential conflicts may arise. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Transactions."

DEPENDENCE ON KEY PERSONNEL

    The Company's future performance depends in significant part on the continued service of its senior management, including Dr. Reed and Gary S. Glatter, the President and Chief Executive Officer of the Company. There can be no assurance that these individuals will continue to work for the Company. Loss of services of those persons could have a material adverse effect on the Company. The success of the
Company's growth strategy will also depend on the Company's ability to attract and retain additional high quality personnel. See "Business--Employees" and "Management."

COMPETITION

    The Company anticipates facing substantial competition from other companies to establish affiliations with additional dental practices. The Company is aware of several practice management companies focused on dentistry and several companies pursuing similar strategies in other segments of the health care industry (including dentistry). Certain of these competitors have greater financial and other resources than the Company and have operations in areas where the Company may seek to expand in the future. Additional companies with similar objectives are expected to enter the Company's markets and compete with the Company. In addition, the business of providing dental services is highly competitive in each market in which the Company will operate. Each of the Founding Affiliated Practices faces local competition from other dentists, pedodontists (dentists specializing in the care of children's teeth) and other providers of specialty dental services (such as periodontists, orthodontists and oral surgeons) some of whom have more established practices. There can be no assurance that the Company or the Affiliated Practices will be able to compete effectively with their respective competitors, that additional competitors will not enter their markets or that additional competition will not have a material adverse effect on the Company or the Affiliated Practices. See "Business--Competition."

MALPRACTICE RISKS OF PROVIDING DENTAL SERVICES

    The Affiliated Practices provide dental services to the public and are exposed to the risk of professional liability and other claims. In recent years, dentists have become subject to an increasing number of lawsuits alleging malpractice and related legal theories. Some of these lawsuits may involve large claims and significant defense costs. Any suits involving the Company or dentists at the Affiliated Practices, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Although the Company will not control the practice of dentistry by the Affiliated Practices, it could be asserted that the Company should be held liable for malpractice of a dentist employed by an Affiliated Practice. Each Affiliated Practice has undertaken to comply with all applicable regulations and legal requirements, and the Company maintains liability insurance for itself. There can be no assurance, however, that a future claim or claims will not be successful or, if successful, will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs. Malpractice insurance, moreover, can be expensive and varies from state to state. Successful malpractice claims asserted against the Affiliated Practices (or their dentists) or the Company may have a material adverse effect on the Company. See "Business--Litigation and Insurance."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

    The market price of the Common Stock of the Company could be adversely affected by the sale of substantial amounts of the Common Stock in the public market following the Offering. The shares being sold in the Offering will be freely tradable unless acquired by affiliates of the Company.

    Concurrently with the closing of the Offering, the owners of the Founding Affiliated Practices will receive, in the aggregate, 2,062,511 shares of Common Stock as a portion of the consideration for the assets of their practices. Certain other stockholders of the Company will hold, in the aggregate, an additional 1,756,667 shares of Common Stock. Those shares are not being offered and sold pursuant to this Prospectus. None of those 3,819,178 shares were acquired in transactions registered under the Securities Act and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration. In addition, the Company's executive officers, directors and current stockholders and the persons acquiring shares of Common Stock in connection with the Acquisitions have agreed with the Company that they will not sell any of the 3,819,178 shares of Common Stock owned by them immediately after the consummation of the Acquisitions for a period of one year following the closing of the Offering, subject to their right to exercise certain piggy-back registration rights. After the expiration of that restricted period, all of those shares may be sold in accordance with Rule 144 under the Securities Act, subject to the applicable volume limitations, holding period and other requirements of Rule 144.

    The Company, its directors, executive officers and current stockholders, and all persons acquiring shares of Common Stock in connection with the Acquisitions have agreed not to offer or sell any shares of Common Stock for a period of 180 days (the "180-Day Lockup Period") following the date of this Prospectus without the prior written consent of Lehman Brothers Inc., except that the Company may, subject to certain conditions, issue Common Stock in connection with acquisitions and awards under the 1997 Stock Compensation Plan.

    Following completion of the Offering, the Company intends to register the issuance of an additional 1,500,000 shares of its Common Stock under the Securities Act subsequent to completion of the Offering for use by the Company as all or a portion of the consideration to be paid in future acquisitions. Those shares will generally be freely tradable by nonaffiliates after their issuance, unless the resale thereof is contractually restricted, and resales of those shares during the 180-Day Lockup Period would require the prior written consent of Lehman Brothers Inc.

    The Company anticipates that, prior to the consummation of the Offering, the Company will have outstanding under the 1997 Stock Compensation Plan options to purchase approximately 646,667 shares of Common Stock. The Company intends to register the shares issuable upon exercise of options granted under the 1997 Stock Compensation Plan. See "Management--1997 Stock Compensation Plan" and "Shares Eligible for Future Sale."

NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or, if a trading market does develop, that it will continue after the Offering. The initial public offering price of the Common Stock, which will be determined through negotiations between the Company and the Underwriters, may not be indicative of the price at which the Common Stock will trade after the Offering. See "Underwriting" for a description of the factors considered in determining the initial public offering price. The securities markets have, from time to time, experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. These fluctuations often substantially affect the market price of a company's common stock. The market prices for securities of medical and dental practice management companies have in the past been, and can be expected to be, particularly volatile. The market price of the Common Stock could be subject to significant fluctuations in response to numerous factors, including variations in financial results or announcements of material events by the Company or its competitors. Regulatory changes, developments in the health care industry or changes in general conditions in the economy or the financial markets could also adversely affect the market price of the Common Stock.

CERTAIN ANTI-TAKEOVER PROVISIONS

    Certain provisions of the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws and of Delaware law could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company or limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. The Certificate of Incorporation provides for "blank check" preferred stock, which may be issued without stockholder approval and provides for a "staggered" Board of Directors. In addition, certain provisions of the Company's Bylaws restrict the right of the stockholders to call a special meeting of stockholders, to nominate directors, to submit proposals to be considered at stockholders' meetings and to adopt amendments to the Bylaws, and the Bylaws require that at least a majority of the members of the Board of Directors be licensed dentists who are affiliated with Affiliated Practices. The Company also is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business acquisitions with an "interested stockholder" for a period of three years following the date such stockholder became an interested stockholder. See "Description of Capital Stock."

IMMEDIATE AND SUBSTANTIAL DILUTION AND ABSENCE OF DIVIDENDS

    Purchasers of shares of Common Stock offered hereby will experience immediate and substantial dilution in the pro forma net tangible book value of
their shares in the amount of $    per share. See "Dilution." In the event the
Company issues additional Common Stock in the future, including shares that may be issued in connection with future acquisitions, purchasers of Common Stock in the Offering may experience further dilution in the net tangible book value per share of Common Stock. The Company has never paid any cash dividends and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

                                  THE COMPANY

    The Company was organized in 1997 and has conducted no operations to date other than in connection with the Offering and the Acquisitions. The Company has entered into agreements to acquire substantially all the assets and assume certain liabilities of the Founding Affiliated Practices, Pentegra, Ltd. and Napili concurrently with the closing of the Offering. The Company's principal executive offices are located at 2999 N. 44th Street, Suite 650, Phoenix, Arizona 85018, and its telephone number is (602) 952-1200.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the shares of Common Stock offered hereby (after deducting the underwriting discounts and commissions and estimated offering expenses (excluding the offering expenses previously funded with proceeds from the issuance of capital stock of PII, including all the Class A Preferred and Class B Preferred being acquired in the Repurchase and
Redemption)) are estimated to be approximately $    million (approximately $
million if the Underwriters' over-allotment option is exercised in full),
assuming an initial public offering price of $     per share (the midpoint of
the estimated initial public offering price range). Of those net proceeds, (i) approximately $6.5 million will be used to pay the cash portion of the consideration for the Acquisitions, (ii) $200,000 will be used to effect the Pentegra/Napili Transaction, (iii) approximately $2.8 million will be used in connection with the Redemption and Repurchase, (iv) approximately $2.9 million will be used to repay certain indebtedness of the Company and the Founding Affiliated Practices and (v) approximately $300,000 will be used to repay the $300,000 aggregate principal amount outstanding under the Company's 9.5% promissory notes issued on September 30, 1997 to fund certain of the Company's offering and operating expenses. The indebtedness of the Founding Affiliated Practices to be repaid bears interest at an average rate of eight percent and would otherwise mature at various dates through 2002. The remaining net proceeds will be used for general corporate purposes, which are expected to include future acquisitions and future capital expenditures. Other than with respect to the Acquisitions, the Company currently has no agreement or understanding with respect to any future acquisition. Pending such uses, the net proceeds will be invested in short-term, interest-bearing, investment-grade securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                DIVIDEND POLICY

    It is the Company's current intention to retain earnings for the foreseeable future to support operations and finance expansion. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, cash flow from operations, capital requirements, expansion plans, the income tax laws then in effect, the requirements of Delaware law and restrictions that may be imposed by the Company's future financing arrangements.

                                    DILUTION

    The net tangible book value of the Company as of June 30, 1997 was $0.05 per share of Common Stock as determined by dividing the tangible net worth of the Company (tangible assets less total liabilities and the aggregate stated value of the Class A Preferred and Class B Preferred) by the number of shares of Common Stock outstanding. After giving effect to (i) the Acquisitions and (ii) the sale by the Company of 2,500,000 shares of Common Stock offered at a price
of $    per share (the midpoint of the estimated initial public offering price range) and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds," the net pro forma tangible book value of the Company as of June 30, 1997 would have been $2.93 per share. This represents an immediate increase in the net tangible book value of $2.88 per share to existing stockholders and an immediate dilution to new investors purchasing Common Stock
in the Offering of $    per share. The following table illustrates the per share
dilution to new investors purchasing Common Stock in the Offering:

Assumed initial public offering price per share(1)...........             $
  Historical net tangible book value.........................  $    0.05
  Increase due to Acquisitions and the Offering..............  $    2.88
                                                               ---------
  Pro forma net tangible book value per share after the
    Offering.................................................             $    2.93
                                                                          ---------
Dilution per share to initial public offering investors......             $
                                                                          ---------
                                                                          ---------

---------

(1) Before deducting estimated underwriting discounts and estimated expenses of the Offering payable by the Company.

    The dilution to new investors purchasing shares in the Offering will increase if the initial public offering price is higher, and will decrease if
the initial public offering price is lower, than $    per share.

    The following table sets forth, on a pro forma basis to give effect to the Acquisitions as of June 30, 1997, the number of shares of Common Stock purchased from the Company, the total consideration to the Company and the average price per share paid to the Company by existing stockholders and the new investors purchasing shares from the Company in the Offering (before deducting underwriting discounts and commissions and estimated offering expenses):

                                         SHARES PURCHASED        TOTAL CONSIDERATION(1)      AVERAGE
                                      -----------------------  --------------------------   PRICE PER
                                        NUMBER      PERCENT       AMOUNT        PERCENT       SHARE
                                      ----------  -----------  -------------  -----------  -----------
Existing stockholders...............   3,819,178        60.4%  $  (6,609,018)           %   $
New investors.......................   2,500,000        39.6%  $                        %
                                      ----------       -----   -------------       -----
    Total...........................   6,319,178       100.0%  $                   100.0%
                                      ----------       -----   -------------       -----
                                      ----------       -----   -------------       -----

---------

(1) Total consideration paid by existing stockholders represents the combined stockholders' equity of the Founding Affiliated Practices before the Offering, adjusted to reflect the payment of $6.5 million in cash as part of the consideration for the Acquisitions. See "Use of Proceeds" and "Capitalization."

    All of the calculations above exclude an aggregate of 646,667 shares of Common Stock issuable upon exercise of stock options anticipated to be outstanding on the date the Offering closes at an exercise price equal to the initial public offering price per share under the 1997 Stock Compensation Plan and 1,353,333 shares reserved for future issuance under the 1997 Stock Compensation Plan. See "Management--1997 Stock Compensation Plan."

                                 CAPITALIZATION

    The following table sets forth the short-term debt and the capitalization of the Company at June 30, 1997 on a historical basis and as adjusted to give effect to (i) the Offering, (ii) the Acquisitions, (iii) the repayment of certain debt of the Company and the Founding Affiliated Practices, (iv) the Share Exchange, (v) the Pentegra/Napili Transaction and (vi) the Repurchase and Redemption. See "Use of Proceeds." This table should be read in conjunction with the unaudited Pro Forma Balance Sheet of Pentegra and the notes thereto included elsewhere in this Prospectus.

                                                                                             AS OF JUNE 30, 1997
                                                                                         ---------------------------
                                                                                         HISTORICAL   AS ADJUSTED(1)
                                                                                         -----------  --------------
                                                                                               (IN THOUSANDS)
Short-term debt:
  Current portion of long-term debt....................................................   $      --     $       --
                                                                                         -----------       -------
  Total short-term debt................................................................   $      --     $       --
                                                                                         -----------       -------
                                                                                         -----------       -------
Long-term debt:
  Long-term debt, net of current portion...............................................          --             --
Redeemable Preferred Stock.............................................................       1,089             --
Stockholders' equity (deficit):
  Common Stock, 40,000,000 shares authorized; 1,756,667 shares issued and outstanding
    and         shares issued and outstanding as adjusted(1)...........................          18
  Additional paid-in capital(2)........................................................         518
  Accumulated deficit..................................................................        (239)
                                                                                         -----------       -------
    Total stockholders' equity.........................................................         297
                                                                                         -----------       -------
    Total capitalization...............................................................   $   1,386     $
                                                                                         -----------       -------
                                                                                         -----------       -------

---------

(1) Excludes 646,667 shares of Common Stock subject to options granted pursuant to the 1997 Stock Compensation Plan. See "Management--1997 Stock Compensation Plan."

(2) The effect of the Acquisitions on additional paid-in capital is equal to the net of the aggregate liabilities to be assumed from the Founding Affiliated Practices (including $2.9 million of certain indebtedness to be assumed by the Company), and the aggregate book value of the assets to be acquired of $95,000, plus aggregate cash payments of $6.5 million to be made as part of the consideration for the Acquisitions less the par value of the Common Stock to be issued in connection with the Acquisitions.

                            SELECTED FINANCIAL DATA
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

    The selected historical financial data of the Company and the Combined Predecessor Companies should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and the notes thereto included in this Prospectus. The selected historical financial data of the Combined Predecessor Companies as of December 31, 1995 and 1996 and for each of the years ended December 31, 1994, 1995 and 1996 and the historical financial data of the Company as of June 30, 1997 and for the period from inception, February 21, 1997, through June 30, 1997, set forth below, have been derived from the audited financial statements of the Combined Predecessor Companies and the Company. The selected historical financial data of the Combined Predecessor Companies set forth below as of June 30, 1997 and for the years ended December 31, 1992 and 1993 and the six months ended June 30, 1996 and 1997 have been derived from the unaudited financial statements of the Combined Predecessor Companies, which were prepared on the same basis as the audited financial statements of the Combined Predecessor Companies included elsewhere herein and which, in the opinion of management of the Company, include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth below. Except as indicated, this information does not reflect the effects of the Offering, the Acquisitions, the Share Exchange, the Pentegra/Napili Transaction and the Repurchase and Redemption. For certain information concerning the Acquisitions, see Note 4 of Notes to the Pentegra Dental Group, Inc. Financial Statements.

                                                                                        COMBINED
                                                                                       PREDECESSOR
                                                                                       COMPANIES
                                                                                       ----------  PENTEGRA
                                                           YEAR ENDED DECEMBER 31                  --------
                                                       ------------------------------  SIX MONTHS    SIX
                                                                                       ENDED JUNE   MONTHS
                                                       COMBINED PREDECESSOR COMPANIES      30       ENDED
                                                       ------------------------------  ----------  JUNE 30,
                                                        1992   1993  1994  1995  1996  1996  1997    1997
                                                       ------  ----  ----  ----  ----  ----  ----  --------
                                                       (UNAUDITED)                     (UNAUDITED) (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue..............................................  $1,209  $680  $943  $841  $922  $371  $508   $   --
Expenses
  Staff salaries, wages and benefits.................     421   193   181   246   292   122   126       --
  Lecture and seminar expenses.......................     321   199   117    96    70    47   161       --
  Rent...............................................     141    73   148   144   159    46    74       --
  General and administrative expenses................     193   122   364   313   360    93   125       91
  Advertising expenses...............................      24     9    17     4     3     3    --       --
  Depreciation.......................................      45    15    21    24     8     4     4       --
  Other expenses.....................................       5    11    15     9     2     2    11      148
                                                       ------  ----  ----  ----  ----  ----  ----  --------
      Total expenses.................................   1,150   622   863   836   894   317   501      239
                                                       ------  ----  ----  ----  ----  ----  ----  --------
  Income (loss) from operations......................      59    58    80     5    28    54     7     (239)
  Interest expense...................................      50    42    49    46    52    27     5       --
                                                       ------  ----  ----  ----  ----  ----  ----  --------
  Income (loss) before income taxes and extraordinary
    gain.............................................       9    16    31   (41)  (24)   27     2     (239)
  Provision (benefit) for income taxes...............       2     4    26   (13)    7     3    --       --
                                                       ------  ----  ----  ----  ----  ----  ----  --------
  Income (loss) before extraordinary gain............       7    12     5   (28)  (31)   24     2     (239)
  Extraordinary gain, net of income tax effect of
    $5...............................................      --    --    --     7    --    --    --       --
                                                       ------  ----  ----  ----  ----  ----  ----  --------
      Net income (loss)..............................  $    7  $ 12  $  5  $(21) $(31) $ 24  $  2   $ (239)
                                                       ------  ----  ----  ----  ----  ----  ----  --------
                                                       ------  ----  ----  ----  ----  ----  ----  --------
      Net income (loss) per share....................                                               $(0.14)
                                                                                                   --------
                                                                                                   --------
Weighted average outstanding shares..................                                                1,757
                                                                                                   --------
                                                                                                   --------

                                                                                                             SIX MONTHS
                                                                                                YEAR ENDED      ENDED
                                                                                               DECEMBER 31,   JUNE 30,
                                                                                                   1996         1997
                                                                                               ------------  -----------
Supplemental Data(1):
  Total patient revenue for the Founding Affiliated Practices................................   $   39,214    $  19,586
  Total pro forma Service Agreement revenue of the Company...................................   $   27,072    $  13,403

                                                                        COMBINED           COMBINED
                                                                      PREDECESSOR         PREDECESSOR
                                                                       COMPANIES           COMPANIES      PENTEGRA    AS ADJUSTED(2)
                                                                  --------------------  ---------------  -----------  --------------
                                                                      DECEMBER 31          JUNE 30,       JUNE 30,       JUNE 30,
                                                                    1995       1996          1997           1997           1997
                                                                  ---------  ---------  ---------------  -----------  --------------
BALANCE SHEET DATA:
Cash and cash equivalents(3)....................................  $       9  $      38     $      66      $     845     $   16,170
Working capital (deficit).......................................       (352)       (29)           (4)         1,175         15,678
Total assets....................................................         48         74            88          1,396         20,049
Notes payable, net of current portion...........................         --          9             5             --             --
Redeemable preferred stock......................................         --         --            --          1,089             --
Stockholders' equity (deficit)..................................       (329)       (17)           10            297         18,663

------------

(1) See Note 4 of Notes to the Pentegra Dental Group, Inc. Financial Statements.

(2) As adjusted gives effect to (i) the Offering, (ii) the Acquisitions, (iii) the repayment of certain debt of Pentegra and the Founding Affiliated Practices, (iv) the Pentegra/Napili Transaction, (v) the Share Exchange and
    (vi) the Repurchase and Redemption, as if such transactions had occurred on June 30, 1997. See the Unaudited Pro Forma Balance Sheet of Pentegra and the notes thereto included in this Prospectus.

(3) See "Use of Proceeds."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. SUCH STATEMENTS ARE ONLY PREDICTIONS AND THE ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS. THE HISTORICAL RESULTS SET FORTH IN THIS DISCUSSION AND ANALYSIS ARE NOT INDICATIVE OF TRENDS WITH RESPECT TO ANY ACTUAL OR PROJECTED FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. THIS DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE PRO FORMA BALANCE SHEET, THE FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Although the Company has conducted no significant operations to date, it will succeed to the business of Pentegra, Ltd. and Napili, which developed the Pentegra Dental Program. In connection with the Acquisitions, the Company will acquire certain tangible and intangible assets and assume certain liabilities of, and enter into Service Agreements with, the Founding Affiliated Practices. Through the Service Agreements, the Company will be providing practice management services to the Founding Affiliated Practices in return for management service fees.

    The expenses incurred by the Company in fulfilling its obligations under the Service Agreements are generally of the same nature as the operating costs and expenses that were otherwise incurred by the Founding Affiliated Practices, including salaries, wages and benefits of practice personnel (excluding dentists and certain other licensed dental care professionals), dental supplies and office supplies used in administering their practices and the office (general and administrative) expenses of the practices. In addition to the operating costs and expenses discussed above, the Company will be incurring personnel and administrative expenses in connection with establishing and maintaining a corporate office, which will provide management, administrative, marketing and development and acquisition services that are generally of the same nature as those that have historically been incurred by Pentegra, Ltd. and Napili in connection with the provision of services to dental practices.

RESULTS OF OPERATIONS

    PENTEGRA AND PII

    Pentegra and PII have conducted no significant operations to date and will not conduct significant operations until the Acquisitions, the Pentegra/Napili Transaction and the Offering are completed. Nominal general and administrative expenses were incurred during the six months ended June 30, 1997. The Company has incurred and will continue to incur various legal, accounting, travel, personnel and marketing costs in connection with the Acquisitions and the Offering. Of these expenses, $1,450,000 is being funded with proceeds from the issuances of the Common Stock, Class A Preferred and Class B Preferred in the second quarter of 1997 and $300,000 is being funded with proceeds from the issuance of $300,000 aggregate principal amount of 9.5% promissory notes of the Company to two separate lenders in October 1997.

    PENTEGRA, LTD. AND NAPILI

    Pentegra, Ltd. and Napili provide clinical, administrative and marketing consulting and training programs to dentists and their personnel. The period-to-period comparisons set forth below for the combined operations of Pentegra, Ltd. and Napili should be considered in conjunction with the discussion of pro forma results of operations below.

    SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30,
1996. Total revenue for the six months ending June 30, 1997 was $508,000, a $137,000 increase over the same period in 1996. The increase resulted primarily from an increase in the number of seminars held by Napili and a 15 percent increase in the number of persons participating in Pentegra, Ltd. consulting programs. Expenses generally increased in proportion to the increase in seminars and consulting programs except for lecture and seminar expenses, which increased approximately 240% to $161,000. During 1997, Napili committed substantial additional resources to improving the setting and amenities offered in connection with its seminars to attract more participants. The Company expects lecture and seminar expenses to decrease in future periods as it limits participation to dentists employed by Affiliated Practices. In September 1996, the owners of Pentegra, Ltd. and Napili contributed capital of $343,000, which was used to repay indebtedness. Consequently, interest expense decreased by $22,000 to $5,000 for the six months ended June 30, 1997 compared to the corresponding period in the prior year.

    YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31,
1995. Total revenue was $922,000 in 1996, an increase of $81,000 over 1995, resulting from an increase in the number of participants in Pentegra, Ltd. consulting programs. Staff salaries, wages and benefits increased by $46,000 to $292,000 because of additions of professional personnel by Pentegra, Ltd. Rent and general and administrative expenses increased in support of the additional personnel and enhanced consulting programs. Lecture and seminar expenses decreased $26,000 to $70,000, reflecting a general change in venues for seminars and lectures. Depreciation decreased by $16,000 to $8,000 because leasehold improvements were fully depreciated in 1996.

    YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31,
1994. Total revenue decreased $102,000 to $841,000 in 1995, primarily as a result of reduced marketing and promotional expenses of Pentegra, Ltd. consulting programs due to the implementation of a new marketing strategy that was subsequently abandoned. Staff additions also occurred in 1996, which increased salaries, wages and benefits and increased focus on training new personnel, rather than marketing. Lecture and seminar expenses decreased by $21,000 to $96,000, reflecting more modest venues and a decrease in promotion, which is also reflected in the $13,000 decrease in advertising.

    PLANNED OPERATIONS

    The Company intends to complete the Acquisitions and the Pentegra/Napili Transaction concurrently with the Offering. See Note 4 of Notes to the Pentegra Dental Group, Inc. Financial Statements. It is anticipated that substantially all the Company's revenues will consist of fees under the Service Agreements. Pro forma revenues of $27.1 million and $13.4 million for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, are based on the service fees that would have been payable pursuant to the Service Agreements with the Founding Affiliated Practices. Revenues may be expected to vary proportionately with the level of dental care provided by Affiliated Practices.

LIQUIDITY AND CAPITAL RESOURCES

    PENTEGRA AND PII

    The Company had cash of approximately $845,000 at June 30, 1997. In July 1997, the Company received an additional $326,000 proceeds from its June 1997 private placement of Common Stock, Class A Preferred and Class B Preferred and, in October 1997, the Company received an additional $300,000 through the issuance of $300,000 aggregate principal amount of 9.5% promissory notes aggregating to that amount to two lenders. In connection with the issuance of the 9.5% promissory notes, PII issued an aggregate of 20,000 shares of its common stock to the lenders for cash consideration of $.01 per share. The
Company anticipates receiving approximately $      million, net of underwriters'
commissions and other offering costs, as proceeds from the Offering. The Company will use the net proceeds of the Offering to pay (i) the costs of the Offering not previously funded from the proceeds of the issuance of capital stock of

PII, (ii) the cash portion of the consideration for the Acquisitions of approximately $6.5 million, (iii) the consideration for the Pentegra/Napili Transaction of $200,000, (iv) approximately $2.8 million in connection with the Repurchase and Redemption, (v) approximately $2.9 million to retire certain indebtedness of the Founding Affiliated Practices and (vi) approximately $300,000 to repay the aggregate principal amount outstanding under the Company's 9.5% promissory notes. The remaining net proceeds will be used for general corporate purposes, which are expected to include future acquisitions and capital expenditures.

    Management believes the net proceeds of the Offering, combined with the Company's cash flows from operations, will be sufficient to fund planned capital expenditures and ongoing operations of the Company through the end of 1998. The Company intends to register 1,500,000 shares of Common Stock under the Securities Act for use in the Company's acquisition program.

    PENTEGRA, LTD. AND NAPILI

    Pentegra, Ltd. and Napili had a working capital deficit of $4,000 at June 30, 1997. Management believes that cash flows from operations will be adequate to fund these companies' operations through the date the Pentegra/Napili Transaction is completed.

ACCOUNTING TREATMENT

    The acquisition of the assets and assumption of certain liabilities of the Founding Affiliated Practices pursuant to the Acquisitions will be accounted for by the Company at the transferors' historical cost basis. The Common Stock being issued in the Acquisitions will be recorded at the historical net book value of the net assets being acquired, as reflected on the books of the Founding Affiliated Practices. Cash consideration paid in the Acquisitions will be treated for accounting purposes as a dividend to the Founding Affiliated Practices and their owners.

RECENT PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 specifies the computation, presentation, and disclosure requirements of earnings per share and supersedes Accounting Principles Board Opinion No. 15, "Earnings Per Share." SFAS No. 128 requires a dual presentation of basic and diluted earnings per share. Basic earnings per share, which excludes the impact of common stock equivalents, replaces primary earnings per share. Diluted earnings per share, which utilizes the average market price per share as opposed to the greater of the average market price per share or ending market price per share when applying the treasury stock method in determining common stock equivalents, replaces fully diluted earnings per share. SFAS No. 128 is effective for both interim and annual periods ending after December 15, 1997.

    The Emerging Issues Task Force of the FASB is currently evaluating certain matters relating to the physician practice management industry, which the Company expects will include a review of accounting for affiliated dental practices. The Company is unable to predict the impact, if any, that this review may have on the Company's financial statement presentation.

                                    BUSINESS

OVERVIEW

    Pentegra Dental Group, Inc. was recently formed to provide management, administrative, development and other services to dental practices throughout the United States. The Company's approach to dental practice management (the "Pentegra Dental Program") was developed by Dr. Omer K. Reed, the Chairman of the Board of the Company, and is designed to increase revenues and lower costs at Affiliated Practices while freeing the practicing dentists to focus on the delivery of high-quality care. The Company will earn management service fees under long-term service agreements with Affiliated Practices (the "Service Agreements"). In most cases, service fees payable to the Company under the Service Agreements represent a share of the Affiliated Practices' operating profits, thereby providing incentives for the Company and the Affiliated Practices to work together to maximize practice profitability. The Company will also seek to grow by acquiring and affiliating with additional dental practices.

    The Company has entered into definitive acquisition agreements and Service Agreements with 51 Founding Affiliated Practices, which include 78 dentists and 63 dental offices located in 18 states. The Founding Affiliated Practices are primarily general dentistry practices, but also include specialists such as periodontists, pedodontists and oral surgeons. For the year ended December 31, 1996, total patient revenue for the Founding Affiliated Practices was approximately $39.2 million and pro forma revenue for the Company would have been approximately $27.1 million. In addition, the Company will acquire from Dr. Reed the assets of a consulting firm, Pentegra, Ltd., which was founded in 1988, and a seminar company, Napili, which was founded in 1963. The clinical, administrative and marketing training developed and provided by these companies to practicing dentists and their teams are the foundation for the Pentegra Dental Program. After completion of the Offering, the Pentegra Dental Program will be available exclusively to Affiliated Practices.

    The Company believes it has several advantages that would lead dental practices to seek to affiliate with the Company: (i) the Company and the Founding Affiliated Practices focus on providing traditional fee-for-service dental care, which the Company believes is highly profitable and professionally rewarding for dentists; (ii) the Pentegra Dental Program offers proven techniques to increase practice profitability substantially; (iii) both the Company and the Affiliated Practices will have incentives to work together to maximize practice profitability; and (iv) affiliation with the Company will enable Affiliated Practices to benefit from professional management techniques, economies of scale in administrative and other functions, and enable affiliated dentists to dedicate more time and effort towards the growth of their practices.

INDUSTRY

    The Health Care Finance Administration ("HCFA") estimates that in 1995, approximately $43 billion was spent in the United States on dental services. HCFA projects annual dental expenditures to increase at an average annual rate of six percent per year, reaching $79 billion in the year 2005. The Company believes there are several factors that will drive growth in dental expenditures in the United States, including (i) the aging of the population, which increases the demand for restorative and maintenance procedures (E.G., crowns, bridges and implants) that tend to be more profitable than routine procedures (E.G., cleanings and fillings); (ii) the increasing attention to dental health and wellness, with greater emphasis on personal appearance, which increases the demand for general dentistry services and, in particular, cosmetic dental procedures (E.G., porcelain bonding and bleaching), which also tend to be more profitable than routine procedures; and (iii) the increasing percentage of the population covered by some form of dental insurance, which, according to the National Center for Health Statistics, makes patients more likely to seek treatment from their dentist.

    Payments for dental services are made either directly by patients or by third-party payors. Third-party payors primarily consist of private insurance indemnity plans, preferred provider organizations ("PPOs") and dental health maintenance organizations and other managed care programs ("DHMOs"). Private indemnity insurance companies typically pay for a patient's dental care on a fee-for-service basis, while PPO plans pay on a discounted fee-for-service basis. DHMO plans typically pay on a per-person, per-month basis regardless of the level of service provided to the patient. In the case of both PPOs and DHMOs, patients typically must pay on a fee-for-service basis for any services outside the limited range of dental procedures covered. According to the 1993 Foster Higgins National Survey of Employer-Sponsored Health Plans, approximately 78% of the plans surveyed pay for dental services on a fee-for-service basis, while approximately 22% of the plans surveyed are PPO and DHMO plans (I.E., discounted fee-for-service payments or capitated payments). According to HCFA, only approximately four percent of all payments for dental care are made under the Medicaid program (which provides limited coverage for indigent children), with no coverage being provided by the Medicare program.

    In a 1995 survey, the ADA reported that there were approximately 153,000 active dentists in the United States, approximately 88% of whom were practicing either alone or with only one other dentist. In recent years, dentists have begun to consolidate into affiliated groups and with practice management organizations. Dentists who affiliate with practice management companies gain several benefits, such as opportunities to achieve economies of scale, to implement cost management techniques and to gain access to capital for new equipment and other working capital needs.

BUSINESS STRATEGY

    The Company's objective is to become a leader in providing dental practice management services. In order to achieve this objective, the Company's strategy includes the following elements:

    - FOCUS ON TRADITIONAL FEE-FOR-SERVICE DENTAL CARE. According to the 1993 Foster Higgens National Survey of Employer-Sponsored Health Plans, approximately 78% of the plans surveyed pay for dental services on a fee-for-service basis. The Company believes that fee-for-service care is high-quality, highly profitable and professionally rewarding for dentists.

    - INCREASE PRODUCTIVITY AND PROFITABILITY OF AFFILIATED PRACTICES BY IMPLEMENTING THE PENTEGRA DENTAL PROGRAM. The Pentegra Dental Program involves proven techniques to increase revenues and lower costs, as well as methods to make the dentist and his or her practice team more efficient in the delivery of dental care.

    - LOWER OPERATING COSTS BY ACHIEVING ECONOMIES OF SCALE. The Company believes that, as a result of its size and resources, it will be able to provide Affiliated Practices with certain management functions at lower cost than if the Affiliated Practices were to perform the services by themselves.

    - FREE THE DENTIST TO FOCUS MORE TIME ON THE PRACTICE OF DENTISTRY. The Company will relieve practicing dentists of administrative tasks. The Company believes management and administrative support will substantially reduce the amount of time affiliated dentists are required to spend on administrative matters and enable them to dedicate more time and effort toward the growth of their professional practices.

    - GROW THROUGH ACQUISITIONS AND AFFILIATIONS OF ADDITIONAL DENTAL PRACTICES. The Company will generally seek to affiliate with practices that have high potential for future growth, particularly through implementation of the Pentegra Dental Program, an established reputation for high-quality care and a strategic fit either in an existing market or as an entry into a new market.

SERVICES AND OPERATIONS

    THE PENTEGRA DENTAL PROGRAM

    The Company intends to implement the Pentegra Dental Program at each Affiliated Practice. The Pentegra Dental Program was developed by Dr. Reed through Pentegra, Ltd. and Napili. Napili was founded in 1963 and has conducted technical and management seminars for several thousand practicing dentists, including many who have attended these seminars more than once. As a result of demand by attendees of Napili seminars, Dr. Reed established Pentegra, Ltd. in 1988 to provide hands-on training and services to small groups of dentists. Shortly after completion of the Offering, Pentegra, Ltd. and Napili will no longer operate independently and their services will be available exclusively to Affiliated Practices.

    The Company focuses on traditional fee-for-service practices, which generate revenue by providing care to their established patient bases and typically grow through patient referrals. The Company believes that the average dentist has the skills necessary to diagnose and provide appropriate care to patients, but many of them have not developed the skills needed to obtain patient acceptances of, and commitments to, the treatment plans. As a result, a significant amount of recommended care may not be completed, with correspondingly lower revenues to the dentists.

    The Pentegra Dental Program is based on a cooperative approach that emphasizes patient wellness and involves the dentist and his or her patient mutually agreeing on a program to achieve and maintain optimal oral health. The Company will provide training and support to assist affiliated dentists and their teams to communicate effectively with each patient regarding the type and value of care needed, obtain the patient's commitment to a treatment plan and then implement the agreed-upon treatment plan. The Company and the Affiliated Practices will monitor the patients' treatment plans by using active recall systems to ensure that scheduled treatments are actually performed. The Pentegra Dental Program stresses quality of care and personal attention, both of which the Company believes are highly valued by patients and help achieve treatment plan acceptance. The Company intends to develop and maintain a statistical database for each Affiliated Practice to define and measure the standard of care and assure that the desired standards are being achieved.

    The Pentegra Dental Program also analyzes and rationalizes fee structures to increase profitability. The Company believes that typical fee structures do not accurately reflect all direct and indirect costs of various procedures. In order to address this, the Company will use time-related cost allocation models to recommend fee structures for Affiliated Practices that are designed to reflect the true cost of procedures and, hence, increase profitability.

    In addition, the Pentegra Dental Program focuses on increasing the productivity of the dentist and his or her team. The Company will seek to increase hygienic use and production at the Affiliated Practices. A number of dental services can be provided by hygiene teams with only limited involvement by the dentist, thereby enabling dentists to use their extra time on higher margin procedures requiring greater expertise and skill. The Company will also monitor patient scheduling and time spent with patients in order to increase utilization of existing dental equipment and personnel.

    MANAGEMENT INFORMATION SYSTEMS

    The Company will utilize an integrated server-based information system to track important operational and financial data related to each Affiliated Practice's performance. The Company's management information system will interface with the practice management software currently being used by the Founding Affiliated Practices and enable the Company to collect from each Affiliated Practice, on a daily basis, data on patients seen, number and type of procedures performed, billing and collections, and other data needed for financial reporting and analysis. The Company will then compile and analyze this data in order to promote efficiency and assure high quality care at Affiliated Practices, as well as maintain necessary financial controls. The Company's management information system will also enable the Company to centralize certain functions, such as purchasing, accounts payable and payroll processing, and achieve economies of scale.

    The Company is currently in the process of refining and testing its management information system at beta sites at selected Founding Affiliated Practices. The Company expects its integrated system to be operational at all of the Founding Affiliated Practices at the closing of the Offering, and will be installed promptly at all future Affiliated Practices as they affiliate with the Company. Any significant delay or increase in expense associated with the conversion and integration of management information systems used by Affiliated Practices could have a material adverse effect on the successful implementation of the Company's expansion strategy. In addition, the Company will have some systems that will remain decentralized for at least some time, such as cash collections. Accordingly, the Company will rely on local staff for certain functions, including upstreaming cash to the Company.

    OTHER PRACTICE MANAGEMENT SERVICES

    The Company will provide other practice management services to the Affiliated Practices, including staffing, education and training, employee benefits administration, advertising and other marketing support and, where permitted by applicable law, dentist recruiting. This management and administrative support should substantially reduce the amount of time affiliated dentists are required to spend on administrative matters and enable them to dedicate more time and effort toward the growth of their professional practices. In addition, the Company expects to be able to negotiate on behalf of Affiliated Practices discounts on, among other things, dental and office supplies, health and malpractice insurance and equipment.

    In certain markets, the Company may assist Affiliated Practices in securing reimbursement contracts from third-party payors. In those situations, the Company's role will be to negotiate and administer the contracts on behalf of the Affiliated Practices.

LOCATIONS

    Upon consummation of the Acquisitions, the Company will provide management services to the practices and offices in the following states:

                                                                                  NUMBER OF
                                                                             --------------------
                                   STATE                                      OFFICES   DENTISTS
---------------------------------------------------------------------------  ---------  ---------
Alaska.....................................................................          1          1
Arizona....................................................................          6          7
California.................................................................          1          1
Colorado...................................................................          4          6
Florida....................................................................          3          3
Louisiana..................................................................          1          1
Maine......................................................................          1          1
Maryland...................................................................          1          1
Massachusetts..............................................................          1          2
Michigan...................................................................          1          1
Nebraska...................................................................          2          2
New Mexico.................................................................          1          2
New York...................................................................          4          4
North Dakota...............................................................          1          1
Oregon.....................................................................          1          1
Texas......................................................................         31         41
Washington.................................................................          2          2
Wisconsin..................................................................          1          1
                                                                             ---------  ---------
  Totals...................................................................         63         78
                                                                             ---------  ---------
                                                                             ---------  ---------

    All office facilities are leased, in some cases from the owner of the Affiliated Practice using the facility. Pursuant to its Service Agreements, the Company will provide all the office facilities (which it intends to lease), dental equipment and furnishings to the Affiliated Practices.

SUMMARY OF TERMS OF ACQUISITIONS

    The aggregate consideration that will be paid by Pentegra to acquire the Founding Affiliated Practices consists of (i) approximately $6.5 million in cash and (ii) approximately 2,062,511 shares of Common Stock. The number of shares to be outstanding on completion of the Offering will decrease if the initial public offering price is higher, and will increase if the initial public offering price is lower, than $ per share. The Company will also assume certain indebtedness of the Founding Affiliated Practices of approximately $2.9 million. Pentegra will acquire substantially all the assets necessary to operate the business of each of the Founding Affiliated Practices, except as limited by applicable restrictions on the corporate practice of dentistry. See Note 4 of Notes to the Pentegra Dental Group, Inc. Financial Statements and "--Government Regulation."

    The consideration being paid by Pentegra for each Founding Affiliated Practice was determined by arm's-length negotiations between Pentegra and a representative of that Founding Affiliated Practice. Pentegra used valuation methods to negotiate the consideration being paid to each of the Founding Affiliated Practices, including the practice wholly owned by Dr. Reed, which methods were based upon the Founding Affiliated Practice's gross revenue, net income and growth potential.

    The closing of each Acquisition is subject to customary conditions. These conditions include, among others, the accuracy, on the closing date of the Acquisitions, of the representations and warranties made by the Founding Affiliated Practices and their stockholders and by the Company; the performance of each of their respective covenants included in the agreements relating to the Acquisitions; and the absence of any material adverse change in the results of operations, financial condition or business of each Founding Affiliated Practice.

    Any Founding Affiliated Practice's acquisition agreement may be terminated, under certain circumstances, prior to the closing of the Offering: (i) by the mutual consent of Pentegra and the Founding Affiliated Practice; (ii) if the Offering and the acquisition of that Founding Affiliated Practice are not closed by March 31, 1998; or (iii) by the Founding Affiliated Practice or Pentegra if a material breach or default is made by the other party in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained in the acquisition agreement.

SERVICE AGREEMENTS

    Upon consummation of the Acquisitions, the Company will enter into a Service Agreement with each Founding Affiliated Practice under which the Company will become the exclusive manager and administrator of non-dental services relating to the operation of the Founding Affiliated Practices. The following is intended to be a brief summary of the typical form of Service Agreement the Company will enter into with each Founding Affiliated Practice. The Company expects to enter into similar agreements with Affiliated Practices in the future. The actual terms of the various Service Agreements vary from the description below on a case-by-case basis, depending on negotiations with the individual Founding Affiliated Practices and the requirements of applicable law and governmental regulations.

    The service fees (the "Service Fees") payable to the Company by the Founding Affiliated Practices under the Service Agreements vary based on the fair market value, as determined in arm's-length negotiations, of the nature and amount of services provided. Such fees, together with reimbursement for operating and non-operating expenses of the Founding Affiliated Practice to be paid by the Company pursuant to the Service Agreement, are payable monthly, and the Service Fees consist of various combinations of the following: (i) a percentage (ranging from 35% to 40%) of the difference between the sum of revenues related to dental services less operating expenses associated with the Founding Affiliated Practices; (ii) a percentage (16%) of the revenues relating to dental services, not to exceed a percentage (35%) of the difference between the revenues related to dental services and operating expenses associated with the Founding Affiliated Practices; or (iii) the greater of (a) a percentage (not to exceed 35%) of the difference between the revenues related to dental services and operating expenses associated with the Founding Affiliated Practices or (b) a specified fixed fee. In addition, with respect to four of the Founding

Affiliated Practices, the service fees are based on flat fees that are subject to renegotiation or adjustment on an annual basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

    Pursuant to each Service Agreement, the Company will, among other things,
(i) act as the exclusive manager and administrator of non-dental services relating to the operation of the Founding Affiliated Practice, subject to matters reserved to the Founding Affiliated Practice, (ii) administer the billing of patients, insurance companies and other third-party payors and collect on behalf of the Founding Affiliated Practice the fees for professional dental and other services and products rendered or sold by the Founding Affiliated Practice, (iii) provide, as necessary, clerical, accounting, payroll, legal, bookkeeping and computer services and personnel, information management, printing, postage and duplication services and transcribing services, (iv) supervise and maintain custody of substantially all files and records (other than patient records if prohibited by applicable law), (v) provide facilities, equipment and furnishings for the Founding Affiliated Practice, (vi) order and purchase inventory and supplies as reasonably requested by the Founding Affiliated Practice and (vii) implement, in consultation with the Founding Affiliated Practice, public relations or advertising programs.

    Pursuant to each Service Agreement, the respective Founding Affiliated Practice retains the decision-making power and responsibility for, among other things, (i) hiring, compensating and supervising dentist employees and other licensed dental professionals, (ii) ensuring that dentists have the required licenses, credentials, approvals and other certifications appropriate to the performance of their duties and (iii) complying with federal and state laws, regulations and ethical standards applicable to the practice of dentistry. In addition, the Founding Affiliated Practice will be exclusively in control of all aspects of the practice of dentistry and the provision of dental services.

    Each Service Agreement is for an initial term of 40 years, with automatic extensions (unless specified notice is given) of five years. The Service Agreement may be terminated by either party if the other party (i) files a petition in bankruptcy or other similar events occur or (ii) defaults on the performance of a material duty or obligation, which default continues for a specified term after notice. In addition, the Service Agreement may be terminated by the Company (i) if the Founding Affiliated Practice or a dental employee engages in conduct for which the dental employee's license to practice dentistry is revoked or suspended or is the subject of any restrictions or limitations by any governmental authority to such an extent that he, she or it cannot engage in the practice of dentistry or (ii) upon a breach by the dentist of the employment agreement between the Founding Affiliated Practice and the dentist.

    The Service Agreement requires the Founding Affiliated Practice to enforce the employment agreements between the Founding Affiliated Practice and the dentists associated with the Founding Affiliated Practice (the "Dentist Employment Agreements"). If the Founding Affiliated Practice does not enforce such employment agreement, the Company may, at its option, require the Founding Affiliated Practice to either assign (i) such employment agreement or (ii) the rights to enforce the covenant not to compete set forth therein to the Company or its designee.

    The Founding Affiliated Practice is responsible for obtaining professional liability insurance for the employees of the Founding Affiliated Practice and the Company is responsible for obtaining general liability and property insurance for the Founding Affiliated Practice.

    Upon termination of a Service Agreement, the Founding Affiliated Practice has the option to purchase and assume, and the Company has the option to require the Founding Affiliated Practice to purchase and assume, the assets and liabilities related to the Founding Affiliated Practice at the fair market value thereof, except in certain circumstances where the Founding Affiliated Practice or the Company, as applicable, was in breach of the Service Agreement.

DENTIST AGREEMENT

    Each dentist who has an ownership interest in a Founding Affiliated Practice will enter into a dentist agreement, which provides the Company such dentist's guarantee (for the initial five years and for so long thereafter as he or she owns any interest in the Founding Affiliated Practice) of the Founding Affiliated Practice's obligations under the applicable Service Agreement. In addition, such agreement provides that the dentist may not sell his or her ownership interest during the dentist's five-year employment term without the Company's prior written consent. In the event of a default under the Service Agreement by the Founding Affiliated Practice, the dentist agreement provides that the Company may, at its option, require the Founding Affiliated Practice to convey its patient records and the capital stock of the Founding Affiliated Practice to the Company's authorized designee.

DENTIST EMPLOYMENT AGREEMENTS

    Upon consummation of the Acquisitions, each Founding Affiliated Practice will be a party to a Dentist Employment Agreement with each dentist owner, including the dentist who owns such Founding Affiliated Practice. The Dentist Employment Agreements with dentists who will receive cash or Common Stock in the Acquisitions are for an initial term of five years and continue thereafter on a year-to-year basis until terminated under the terms of the agreements. The Dentist Employment Agreements provide that the employee dentist will not compete with the Affiliated Practice during the term of the agreement and following the termination of the agreement for a term of two years in a specified geographical area. If employment of a dentist is terminated during the initial five-year term without the consent of Pentegra for any reason other than the dentist's death or disability or the occurrence of certain events outside the dentist's control, an event of default will occur under the Service Agreement. In certain jurisdictions a covenant not to compete may not be enforceable under certain circumstances. See "Risk Factors-- Reliance on Affiliated Practices and Dentists."

COMPETITION

    The Company anticipates facing substantial competition from other companies to establish affiliations with additional dental practices. The Company is aware of several practice management companies focused on dentistry and several companies pursuing similar strategies in other segments of the health care industry (including dentistry). Certain of these competitors have greater financial and other resources than the Company and have operations in areas where the Company may seek to expand in the future. Additional companies with similar objectives are expected to enter the Company's markets and compete with the Company. In addition, the business of providing dental services is highly competitive in each market in which the Company will operate. Each of the Founding Affiliated Practices faces local competition from other dentists and providers of specialty dental services (pedodontists, orthodontists, oral surgeons, etc.), some of whom have more established practices. There can be no assurance that the Company or the Affiliated Practices will be able to compete effectively with their respective competitors, that additional competitors will not enter their markets or that additional competition will not have a material adverse effect on the Company.

EMPLOYEES

    As of September 30, 1997, the Company employed three persons. Upon consummation of the Acquisitions, the Company expects that it will have approximately 390 employees, of which approximately 15 will be employed at the Company's headquarters or at the Company's regional office in Houston, Texas, and approximately 375 will be employed at the locations of the Founding Affiliated Practices. None of the Company's employees are represented by collective bargaining agreements. The Company considers its employee relations to be good.

LITIGATION AND INSURANCE

    The Affiliated Practices provide dental services to the public and are exposed to the risk of professional liability and other claims. In recent years, dentists have become subject to an increasing number of lawsuits alleging malpractice and related legal theories. Some of these lawsuits involve large claims and significant defense costs. Any suits or claims involving the Company or dentists at the Affiliated Practices, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Although the Company does not control the practice of dentistry by the Affiliated Practices, it could be asserted that the Company should be held liable for malpractice of a dentist employed by an Affiliated Practice. Each Affiliated Practice has undertaken to comply with all applicable regulations and legal requirements, and the Company maintains liability insurance for itself. There can be no assurance, however, that a future claim or claims will not be successful or, if successful, will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs.

    The Company is currently not a party to any claims, suits or complaints. The Company may become subject to certain pending claims as the result of successor liability in connection with the Acquisitions; however, it is management's opinion that the ultimate resolution of those claims will not have a material adverse effect on the financial position, operating results or cash flows of the Company.

    The Founding Affiliated Practices have maintained professional liability insurance coverage, generally on a claims-made basis. Such insurance provides coverage for claims asserted when the policy is in effect regardless of when the events that caused the claim occurred. The Company intends to acquire similar coverage after the closing of the Acquisitions, since the Company, as a result of the Acquisitions, will in some cases succeed to the liabilities of the Founding Affiliated Practices. Therefore, claims may be asserted against the Company after the closing of Acquisitions for events that occurred prior to such closing.

GOVERNMENT REGULATION

    The dental services industry is regulated extensively at both the state and federal levels. Regulatory oversight includes, but is not limited to, considerations of fee-splitting, corporate practice of dentistry and state insurance regulation.

    CORPORATE PRACTICE OF DENTISTRY AND FEE-SPLITTING RESTRICTIONS

    The laws of many states prohibit business corporations such as the Company from engaging in the practice of dentistry or employing dentists to practice dentistry and prohibit dentists from splitting fees with non-dentists. The specific restrictions against the corporate practice of dentistry, as well as the interpretation of those restrictions by state regulatory authorities, vary from state to state. The restrictions are generally designed to prohibit a non-dental entity (such as the Company) from controlling the professional assets of a dental practice (such as patient records and payor contracts), employing dentists to practice dentistry (or, in certain states, employing dental hygienists or dental assistants) or controlling the content of a dentist's advertising or professional practice. The laws of many states also prohibit dentists from sharing professional fees with non-dental entities. State dental boards do not generally interpret these prohibitions as preventing a non-dental entity from owning non-professional assets used by a dentist in a dental practice or providing management services to a dentist for a fee provided certain conditions are met. The Company believes that its operations will not contravene any restriction on the corporate practice of dentistry and that the management fees it intends to charge for its services are consistent with the laws and regulations of the jurisdictions in which it will operate concerning fee-splitting. There can be no assurance, however, that a review of the Company's business relationships by courts or regulatory authorities will not result in determinations that could prohibit or otherwise adversely affect the operations of the Company or that the regulatory environment will not change, requiring the Company to reorganize or restrict its existing or future operations. The laws regarding fee-splitting and the corporate practice of dentistry and their interpretation are enforced by regulatory authorities with broad discretion. There can be no assurance that the legality of the Company's business or its relationship with the Affiliated Practices will not be successfully challenged or that the enforceability of the provisions of any Service Agreement will not be limited.

    FRAUD AND ABUSE LAWS AND RESTRICTIONS ON REFERRALS AND SELF-REFERRALS

    Many states in which the Founding Affiliated Practices are located have fraud and abuse laws that, in many cases, apply to referrals for items or services reimbursable by any insurer, not just by Medicare and Medicaid. A number of states, including many of the states in which the Founding Affiliated Practices are located, also impose significant penalties for submitting false claims for dental services. In addition, most states have laws prohibiting paying or receiving any remuneration, direct or indirect, that is intended to induce referrals for health care items or services, including dental items and services. Many states in which the Founding Affiliated Practices are located either prohibit or require disclosure of self-referral arrangements and impose penalties for the violation of these laws. Many states, including Alaska, Florida and Maine, limit the ability of a person other than a licensed dentist to own or control equipment or offices used in a dental practice. Some of these states allow leasing of equipment and office space to a dental practice under a bona fide lease, if the equipment and office remain under the control of the dentist.

    ADVERTISING RESTRICTIONS AND LIMITATIONS ON DELEGATION

    Some states prohibit the advertising of dental services under a trade or corporate name. Some states, including Texas, require all advertisements to be in the name of the dentist. A number of states also regulate the content of advertisements of dental services and the use of promotional gift items. In addition, many states impose limits on the tasks that may be delegated by dentists to hygienists and dental assistants. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion.

    INSURANCE REGULATION

    There are certain state insurance regulatory risks associated with the Company's anticipated role in negotiating and administering managed care contracts on behalf of the Affiliated Practices. The application of state insurance laws to third-party payor arrangements, other than fee-for-service arrangements, is an unsettled area of law with little guidance available. State insurance laws are subject to broad interpretation by regulators and, in some states, state insurance regulators may determine that the Company or the Affiliated Practices are engaged in the business of insurance because of the capitation features (or similar features under which an Affiliated Practice assumes financial risk) that may be contained in managed care contracts. In the event that the Company or an Affiliated Practice is determined to be engaged in the business of insurance, the Company or the Affiliated Practice could be required to either seek licensure as an insurance company or change the form of its relationships with the third-party payors. There can be no assurance that the Company's operations would not be adversely affected if the Company or any of the Affiliated Practices were to become subject to state insurance regulations.

    HEALTH CARE REFORM

    The United States Congress has considered various types of health care reform, including comprehensive revisions to the current health care system. It is uncertain what legislative proposals, if any, will be adopted in the future or what actions federal or state legislatures or third-party payors may take in anticipation of or in response to any health care reform proposals or legislation. There can be no assurance that applicable federal or state laws and regulations will not change or be interpreted in the future either to restrict or adversely affect the Company's relationships with dentists or the operation of Affiliated Practices.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    As required by the Company's Bylaws, after the closing of the Offering, a majority of the Company's Board of Directors will be dentists who are affiliated with Affiliated Practices. The following table sets forth certain information concerning the Company's directors, the nine persons nominated to become directors on the closing of the Offering and the executive officers of the Company (ages are as of September 30, 1997):

                 NAME                       AGE                                 POSITION
---------------------------------------     ---     ----------------------------------------------------------------
Omer K. Reed, D.D.S....................         65  Chairman of the Board and Clinical Officer
Gary S. Glatter........................         44  President, Chief Executive Officer and Director
Sam H. Carr(1).........................         41  Senior Vice President, Chief Financial Officer and Director
James L. Dunn, Jr.(2)..................         35  Senior Vice President, Chief Development Officer and Director
John G. Thayer.........................         43  Senior Vice President and Chief Operating Officer
Kimberlee K. Rozman....................         37  Senior Vice President, General Counsel and Secretary
Ronnie L. Andress, D.D.S.(1)...........         42  Director
J. Michael Casas.......................         35  Director
James H. Clarke, Jr., D.D.S.(1)........         49  Director
Ronald E. Geistfeld, D.D.S.(1).........         63  Director
Allen M. Gelwick(2)....................         38  Director
Mack E. Greder, D.D.S.(1)..............         53  Director
Roger Allen Kay, D.D.S.(1).............         52  Director
Gerald F. Mahoney(1)...................         53  Director
Anthony P. Maris(1)....................         63  Director
George M. Siegel.......................         59  Director
Ronald M. Yaros, D.D.S.(1).............         51  Director

---------

(1) Appointment as a director will become effective upon the closing of the Offering.

(2) Each of Mr. Gelwick and Mr. Dunn intends to resign as a director upon the closing of the Offering.

OMER K. REED, D.D.S. has served as the Company's Chairman of the Board and Clinical Officer since May 1997. He founded Pentegra, Ltd. in 1988 and Napili in 1963, and is a practicing dentist with one of the Founding Affiliated Practices. Since inception, Pentegra, Ltd. and Napili have provided comprehensive management and consulting services to dental practices around the nation. In 1965, Dr. Reed founded the CeramDent Laboratory and he has maintained a private dental practice in Phoenix since 1959. He has held associate professorships in the Departments of Ecological Dentistry at the University of North Carolina, Chapel Hill (1978-1988) and the University of Minnesota (1982-1991), and has lectured extensively around the world on various subjects related to the practice of dentistry. Dr. Reed also serves on the Board of Directors of Century Companies of America, CUNA Mutual Insurance Group and the American Volunteer Medical Team. Pursuant to the terms of his employment agreement with the Company, the Company has undertaken to use its best efforts to elect Dr. Reed as a director of the Company.

GARY S. GLATTER has served as the Company's President, Chief Executive Officer and a Director since May 1997. Prior thereto, he was President and Chief Operating Officer of H.E.R.C. Products Incorporated, a public company engaged in manufacturing and selling chemical rehabilitation products for water distribution systems. From 1989 until 1993, Mr. Glatter served as President and Chief Executive Officer of Classic Properties, a New York-based real estate company. Pursuant to the terms of his employment agreement with the Company, the Company has undertaken to use its best efforts to elect Mr. Glatter as a director of the Company.

SAM H. CARR has served as the Company's Senior Vice President and Chief Financial Officer since September 1997. From September 1996 until August of 1997, Mr. Carr served as Vice President--Finance and Corporate Development of Ankle & Foot Centers of America, LLP, a podiatry practice management company. From February 1995 until July 1996, Mr. Carr was a Senior Manager with Arthur Andersen LLP. Prior thereto, Mr. Carr was Chief Financial Officer of Columbia/HCA's Bellaire Hospital in Houston, Texas from January 1994 until January 1995, and Vice President of Finance of St. Vincent Hospital in Santa Fe, New Mexico from 1990 until 1994. Mr. Carr is a certified public accountant. Pursuant to the terms of his employment agreement with the Company, the Company has undertaken to use its best efforts to elect Mr. Carr as a director of the Company.

JAMES L. DUNN, JR. has served as the Company's Senior Vice President and Chief Development Officer since July 1997 and as a Director since March 1997. Since 1987, Mr. Dunn has been an attorney practicing as a sole practitioner in Houston, Texas. His legal practice is focused on providing services to members of the dental community. He has been actively involved in the valuation or sale of dental practices over the past five years. In 1995, Mr. Dunn was appointed to the Texas Medical Disclosure Panel, the body that determines which dental procedures require informed consent. Mr. Dunn is a member of the American Society of Pension Actuaries and is a certified public accountant.

JOHN G. THAYER has served as the Company's Senior Vice President and Chief Operating Officer since March 1997. Prior thereto, Mr. Thayer was Managing General Partner of England and Company, a public accounting firm he co-founded in 1983, which provides accounting and practice management counseling to health care professionals in the Texas Gulf Coast area. In 1994, he co-founded Medtek Management, Inc., a privately held management information company specializing in the data processing needs of health care professionals.

KIMBERLEE K. ROZMAN has served as the Company's Senior Vice President, General Counsel and Secretary since July 1997. Prior thereto, she served as Vice President, Senior Counsel (January to July 1997) and Associate General Counsel
(1996) of Physicians Resource Group, Inc., a public company engaged in providing ophthalmic practice management services. From 1990 to 1996, Ms. Rozman was an associate with the law firm of Jackson Walker L.L.P.

RONNIE L. ANDRESS, D.D.S. has been engaged in the private practice of dentistry in Freeport, Texas since 1995 and is President of Ronnie L. Andress, D.D.S., Inc., one of the Founding Affiliated Practices. Prior to 1995, Dr. Andress was engaged in the private practice of dentistry in Houston, Texas for over 12 years.

J. MICHAEL CASAS has served as a Vice President of Physicians Resource Group, Inc. since June 1995. From October 1991 to June 1995, Mr. Casas served as Administrator of Texas Eye Institute Assoc., a comprehensive eye care provider in the greater Houston, Texas area.

JAMES H. CLARKE, JR., D.D.S. has been engaged in the private practice of dentistry in Houston, Texas since 1974 and is President of James H. Clark, Jr., D.D.S., Inc., one of the Founding Affiliated Practices.

RONALD E. GEISTFELD, D.D.S. is Professor Emeritus at the University of Minnesota School of Dentistry, where he has taught since 1982. Dr. Geistfeld also maintained a part-time dental practice in Minnesota from 1973 to 1992. He is a member of the Minnesota Dental Association, the Minneapolis District Dental Society, the American College of Dentists, the Academy of Operative Dentistry, the Minnesota Academy of Restorative Dentistry and the Minnesota Academy for Gnathological Research.

ALLEN M. GELWICK has served as a Senior Vice President of Alexander & Alexander, an insurance brokerage firm, since 1995 and previously was a member of Alexander & Alexander's Chairman's Council. From 1992 until 1994, he served as Senior Vice President for Minet Insurance Services. Prior thereto, Mr. Gelwick served as Senior Vice President for Frank B. Hall & Co. and was an underwriter for Chubb Insurance.

MACK E. GREDER, D.D.S. has been engaged in the private practice of dentistry in Omaha, Nebraska since 1970 and is President of Mack E. Greder, D.D.S., P.C., one of the Founding Affiliated Practices.

ROGER ALLEN KAY, D.D.S. has been engaged in the private practice of dentistry in Farmington and Livermore Falls, Maine since 1972 and is President of Roger Allen Kay, D.D.S., P.A., one of the Founding Affiliated Practices. He is a member of the Maine Dental Association, the American Dental Association, the Academy of General Dentistry and the American Society of Dentistry for Children.

GERALD F. MAHONEY has been Chairman of the Board and Chief Executive Officer of Mail-Well, Inc., a public company engaged in printing and envelope manufacturing with over 50 printing offices throughout the United States, since 1994. Prior thereto, he served as Chairman of the Board, President and Chief Executive Officer of Pavey Envelope beginning in 1991. Mr. Mahoney is a certified public accountant.

ANTHONY P. MARIS is a consultant to health care businesses. From 1987 to 1996, Mr. Maris was a Director, Vice President, Chief Financial Officer and Treasurer of Roberts Pharmaceutical Corporation, a public company engaged in pharmaceuticals manufacturing. Prior thereto, Mr. Maris was a Director and Chief Financial Officer of Hoffmann--La Roche Inc., a pharmaceutical manufacturer.

GEORGE M. SIEGEL was President and Chief Executive Officer of Parcelway Courier Systems, Inc., a publicly traded messenger and courier business with operations throughout North America, from 1990 to 1997. In 1993, Mr. Siegel co-founded U.S. Delivery Systems, a public company engaged in consolidating local messenger and delivery companies. Prior thereto, Mr. Siegel founded and was the President and Chief Executive Officer of U.S. Messenger & Delivery Service and Direct Dispatch Corporation, two messenger and courier service companies that he sold to Mayne Nickless Courier System, Inc.

RONALD M. YAROS, D.D.S. has been engaged in the private practice of dentistry in Aurora, Colorado since 1973 and is President of Ronald M. Yaros, D.D.S., P.C., one of the Founding Affiliated Practices. He is a member of the American Dental Association, the Colorado Dental Association, the Metro Denver Dental Society and the Academy of General Dentistry.

BOARD OF DIRECTORS

    The Board of Directors will be divided into three classes with at least four directors in each class, with the term of one class expiring at the annual meeting of stockholders in each year, commencing 1998. At each annual meeting of stockholders, directors of the class the term of which then expires will be elected by the holders of the Common Stock to succeed those directors whose terms are expiring. The Company's Bylaws provide that a majority of the members of the Board of Directors must be licensed to practice dentistry and affiliated with one of the Affiliated Practices.

    On closing of the Offering, there will be three committees of the Board:
Audit, Compensation and Executive. The initial members of the Audit Committee will be Messrs. Maris and Mahoney. The initial members of the Compensation Committee will be Messrs. Maris, Siegel and Casas. The initial members of the Executive Committee will be Dr. Reed and Messrs. Glatter and Siegel. The members of the Audit and Compensation Committees will not be employees of the Company.

    Directors who are employees of the Company or a Founding Affiliated Practice do not receive additional compensation for serving as directors. Each director who is not an employee of the Company or a Founding Affiliated Practice will receive a fee of $1,500 for attendance at each Board of Directors meeting and $750 for each committee meeting (unless held on the same day as a Board of Directors meeting), and an initial grant of nonqualified options to purchase 10,000 shares of Common Stock (except with respect to Messrs. Casas and Siegel, who have waived their right to receive those options). Directors who are not employees of the Company will also receive annual grants of nonqualified options to purchase 5,000 shares on the first business day of the month following the date on which each annual meeting of the Company's stockholders is held. See "--1997 Stock Compensation Plan." All directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and for other expenses incurred in their capacity as directors of the Company.

EXECUTIVE COMPENSATION

    Pentegra has conducted no operations to date other than in connection with the Offering and the Acquisitions. The Company anticipates that during 1997 its most highly compensated executive officers will be Dr. Reed and Messrs. Glatter, Carr, Dunn and Thayer (the "Named Executive Officers"), each of whom has entered or will enter into an employment agreement providing for an annual salary of $175,000, $175,000, $175,000, $125,000 and $125,000, respectively. See
"--Employment Agreements."

    In addition to base salary, Messrs. Glatter, Carr, Dunn and Thayer through their employment agreements are eligible for certain bonuses described under "--Employment Agreements" and performance bonuses based on the achievement of specific financial targets of the Company. Performance bonuses will not exceed 50% of base salary for each of those officers, except Mr. Glatter (whose bonus will not exceed 200% of his base salary).

    In September 1997, the Company granted options to purchase 333,333 shares, 66,667 shares, 33,333 shares and 33,333 shares of Common Stock to Messrs. Glatter, Carr, Dunn and Thayer, respectively, under the Company's 1997 Stock Compensation Plan, exercisable at the initial public offering price per share set forth on the cover page of this Prospectus. Of the options granted to Mr. Glatter, options to acquire 166,667 shares vest on the first anniversary of the date of this Prospectus, options to acquire 66,667 shares vest on each of the second and third anniversaries of the date of this Prospectus, and options to acquire 33,333 shares vest on the fourth anniversary of the date of this Prospectus. The options granted to Messrs. Carr, Dunn and Thayer vest annually in 20% increments beginning on the first anniversary of the date of this Prospectus. See "--1997 Stock Compensation Plan."

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with Dr. Reed, Messrs. Glatter, Carr, Dunn and Thayer and Ms. Rozman. The following summary of these agreements, which will be effective on the closing of the Acquisitions and the Offering, does not purport to be complete and is qualified by reference to such agreements, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Each of these agreements provides for an annual base salary in an amount not less than the initial specified amount and entitles the employee to participate in all the Company's compensation plans (as defined) in which other executive officers of the Company participate. Dr. Reed's employment agreement provides that he will serve as the Company's clinical officer and has a three-year term commencing on completion of the Offering. Dr. Reed's base salary under the employment agreement will be $175,000 per year, or as increased from time to time by the Board of Directors, and provides for bonus payments aggregating $1,250,000 payable by the Company in increments of $10,000 on closing of each future dental practice affiliation subsequent to the Offering until the bonus has been paid in full, provided that the bonus must be paid in full by the third anniversary of the date of this Prospectus. Mr. Glatter's employment agreement provides that he will serve as the Company's chief executive officer and president and has at least a four-year term commencing on July 1, 1997. Mr. Glatter's base salary under the employment agreement will be as follows: (i) $175,000 per year for the period from July 1, 1997 through June 30, 1998, (ii) $200,000 per year for the period from July 1, 1998 through June 30, 1999, (iii) $225,000 per year for the period from July 1, 1999 through June 30, 2000 and (iv) $250,000 per year from July 1, 2000 thereafter or as increased from time-to-time by the Board of Directors. Each of the agreements for Messrs. Carr, Dunn and Thayer and Ms. Rozman has a continuous five-year term with an annual base salary of $175,000 for Mr. Carr and of $125,000 for each of the other officers, and is subject to the right of the Company to terminate the employee's employment at any time. If the employee's employment is terminated by the Company without cause (as defined), Messrs. Carr, Dunn and Thayer and Ms. Rozman will be entitled to a payment equal to either 12 months' or six months' salary depending on whether such employee has relocated to Phoenix, Arizona, and Dr. Reed and Mr. Glatter will be entitled to a payment equal to the salary payable over the remaining term of their respective agreements. Mr. Thayer will also receive a $25,000 bonus on the closing of the Offering and a $25,000 bonus on the first anniversary of that closing. Each of the foregoing agreements also contain a covenant limiting competition with the Company for one year following termination of employment.

    Each Founding Affiliated Practice will enter into an employment agreement with its dentist employees. See "Business--Dentist Employment Agreements."

1997 STOCK COMPENSATION PLAN

    In August 1997, the Board of Directors adopted, and the stockholders of the Company approved, the 1997 Stock Compensation Plan. The purpose of the 1997 Stock Compensation Plan is to provide the Company's employees, non-employee directors and advisors and employees and directors of Affiliated Practices with additional incentives by increasing their proprietary interest in the Company. The aggregate number of shares of Common Stock with respect to which options and awards may be granted under the 1997 Stock Compensation Plan may not exceed 2,000,000 shares.

    The 1997 Stock Compensation Plan provides for the grant of incentive stock options ("ISOs"), as defined in Section 422 of the Code, nonqualified stock options (collectively with ISOs, "Options") and restricted stock awards ("Awards"). Following the consummation of the Offering, the 1997 Stock Compensation Plan will be administered by the Compensation Committee of the Board of Directors, which will be comprised of not less than two members of the Board of Directors (the "Committee"). Prior to the consummation of the Offering, the 1997 Stock Compensation Plan had been administered by the Company's full Board of Directors. The Committee has, subject to the terms of the 1997 Stock Compensation Plan, the sole authority to grant Options and Awards under the 1997 Stock Compensation Plan, to interpret the 1997 Stock Compensation Plan and to make all other determinations necessary or advisable for the administration of the 1997 Stock Compensation Plan.

    All of the Company's employees, non-employee directors and advisors and employees and directors of Affiliated Practices are eligible to receive nonqualified stock options and Awards under the 1997 Stock Compensation Plan, but only employees of the Company are eligible to receive ISOs. Options will be exercisable during the period specified in each option agreement and will generally be exercisable in installments pursuant to a vesting schedule to be designated by the Committee. Notwithstanding the provisions of any option agreement, options will become immediately exercisable in the event of certain events including certain merger or consolidation transactions and changes in control of the Company. No Option will remain exercisable later than ten years after the date of grant (or five years from the date of grant in the case of ISOs granted to holders of more than 10% of the outstanding Common Stock). An Award grants the recipient the right to receive a specified number of shares of Common Stock, which shall become vested over a period of time, not exceeding 10 years, specified by the Committee. Restricted stock transferred to a recipient shall be forfeited upon the termination of the recipient's employment or service other than for death, permanent disability or retirement unless the Committee, in its sole discretion, waives the restrictions for all or any part of an Award.

    The exercise price for ISOs granted under the 1997 Stock Compensation Plan may be no less than the fair market value of the Common Stock on the date of grant (or 110% of the fair market value in the case of ISOs granted to employees owning more than 10% of the Common Stock). The exercise price for nonqualified options granted under the 1997 Stock Compensation Plan may not be less than the fair market value of the Common Stock on the date of grant.

    Payment upon exercise of an Option may be made in cash or by check, by means of a "cashless exercise" involving the sale of shares by, or a loan from, a broker, or, in the discretion of the Committee, by delivery of shares of Common Stock, by payment of the par value of the shares subject to the Option plus a promissory note for the balance of the exercise price or in any other form of valid consideration permitted by the Committee.

    There are generally no federal income tax consequences upon the grant of an Option under the 1997 Stock Compensation Plan. Upon exercise of a nonqualified option, the optionee generally will recognize ordinary income in the amount equal to the difference between the fair market value of the shares at the time of exercise and the exercise price, and the Company is generally entitled to a corresponding deduction. When an optionee sells shares issued upon the exercise of a nonqualified stock option, the optionee realizes short-term, mid-term or long-term capital gain or loss, depending on the length of the holding period. If the optionee holds the shares for more than 18 months, the capital gain or loss will be long-term capital gain or loss. If the optionee holds the shares for more than one year but not more than 18 months, the capital gain or loss will be mid-term capital gain or loss. Otherwise, the capital gain or loss will be short-term capital gain or loss. The Company is not entitled to any deduction in connection with such sale.

    An optionee will not be subject to federal income taxation upon the exercise of ISOs granted under the 1997 Stock Compensation Plan, and the Company will not be entitled to a federal income tax deduction by reason of such exercise. A sale of shares of Common Stock acquired upon exercise of an ISO that does not occur within one year after the date of exercise or within two years after the date of grant of the option generally will result in the recognition of long-term or mid-term capital gain or loss by the optionee in an amount equal to the difference between the amount realized on the sale and the exercise price, and the Company is not entitled to any deduction in connection therewith. If a sale of shares of Common Stock acquired upon exercise of an ISO occurs within one year from the date of exercise of the option or within two years from the date of the option grant (a "disqualifying disposition"), the optionee generally will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise of the options over the exercise price or (ii) the excess of the amount realized on the sale of the shares over the exercise price. Any amount realized on a disqualifying disposition in excess of the amount treated as ordinary income will be long-term or short-term capital gain, depending upon the length of time the shares were held. The Company generally will be entitled to a tax deduction on a disqualifying disposition corresponding to the ordinary income recognized by the optionee.

    For alternative minimum tax purposes, the difference between the fair market value, on the date of exercise, of Common Stock purchased upon the exercise of an ISO, and the exercise price increases alternative minimum taxable income. Additional rules apply if an optionee makes a disqualifying disposition of the Common Stock.

    There are generally no federal income tax consequences upon the grant of an Award, except as described below regarding a section 83(b) election. Upon the expiration of the restrictions on shares of Common Stock subject to an Award, except as provided in the next sentence, the recipient of the Award will recognize taxable ordinary income equal to the fair market value of the shares at the time of such expiration. If the recipient of an Award elects, pursuant to section 83(b) of the Code, within 30 days of the date shares of restricted stock are considered transferred to the recipient, to recognize taxable ordinary income at the time of the transfer in an amount equal to the fair market value of such shares, no additional income will be recognized upon the lapse of the restrictions on the shares and no deduction will be allowed to the recipient if the shares are subsequently forfeited. A recipient who makes such an election under section 83(b) is required to give notice of such election to the Company immediately after making the election, and the Company will be entitled to a deduction equal to the amount of income recognized by the recipient. For capital gains purposes the recipient's holding period for the shares received will begin at the time taxable income is recognized under these rules and his or her basis in the shares will be the amount of ordinary income recognized.

    The Company anticipates that upon the consummation of the Offering it will have (i) outstanding options to purchase a total of approximately 646,667 shares of Common Stock under the 1997 Stock Compensation Plan and (ii) options to purchase 1,353,333 additional shares available for grant under the 1997 Stock Compensation Plan.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY

    In connection with the formation of the Company, in February 1997, PII issued common stock to J. Michael Casas (200,000 shares), James L. Dunn, Jr. (100,000 shares), John G. Thayer (66,667 shares) and Allen M. Gelwick (66,667 shares), at a purchase price per share of $0.01. In May 1997, PII issued Class B Preferred to J. Michael Casas (66,667 shares) and James L. Dunn, Jr. (33,334 shares), at a purchase price per share of $0.01. In May 1997, PII issued Common Stock to George M. Siegel (300,000 shares), Dr. Reed (150,000 shares), Gary S. Glatter (100,000 shares), Kelly W. Reed (150,000 shares) and Kimberlee K. Rozman (33,333 shares), at a purchase price per share of $0.01. In September 1997 and October 1997, PII purchased 46,667 shares and 20,000 shares, respectively, of its common stock from George M. Siegel at a purchase price per share of $0.01. In September 1997, the Company issued 66,667 shares of common stock to Sam H. Carr at a purchase price of $0.01 per share.

    In connection with the raising of $1,450,000 by PII in order to fund a portion of the expenses for the Offering and the Acquisitions, in June 1997, PII issued capital stock to Dr. Reed (37,500 shares of Class B Preferred and 7,500 shares of common stock), Gary S. Glatter (37,500 shares of Class B Preferred and 7,500 shares of common stock), George M. Siegel (37,500 of Class B Preferred and 7,500 shares of common stock), Mack E. Greder, D.D.S. (25,000 shares of Class B Preferred and 5,000 shares of common stock), Roger Allen Kay, D.D.S. (25,000 shares of Class B Preferred and 5,000 shares of common stock), Bruce A. Kanehl, D.D.S. (25,000 shares of Class B Preferred and 5,000 shares of common stock), Brian K. Kniff, D.D.S. (25,000 shares of Class B Preferred and 5,000 shares of common stock), Richard W. Mains, Jr., D.M.D., RBM Trust (25,000 shares of Class B Preferred and 5,000 shares of common stock), James W. Medlock, D.D.S. (25,000 shares of Class B Preferred and 5,000 shares of common stock), Thomas L. Mullooly, D.D.S. (25,000 shares of Class B Preferred and 5,000 shares of common stock), Richard H. Fettig, D.D.S. (25,000 shares of Class B Preferred and 5,000 shares of common stock), Marvin V. Cavallino, D.D.S. (50,000 shares of Class B Preferred and 10,000 shares of common stock), Alan H. Gerbholz, D.D.S. (25,000 shares of Class B Preferred and 5,000 shares of common stock), Victor H. Burdick, D.D.S. (25,000 shares of Class B Preferred and 5,000 shares of common stock), Steve Anderson, D.D.S. (25,000 shares of Class B Preferred and 5,000 shares of common stock) and James P. Allen, D.D.S. (25,000 shares of Class B Preferred and 5,000 shares of common stock), at a purchase price per share of $1.00 for the Class B Preferred and of $0.01 for the common stock.

    In September 1997, (i) each owner of shares of common stock of PII agreed to exchange those shares for shares of Common Stock on a one-for-one basis and (ii) each of Dr. Reed and Messrs. Glatter, Dunn, Casas and Siegel agreed to sell to PII all shares of Class B Preferred he owns at a price per share equal to the subscription price he paid to PII for those shares, which transactions will occur concurrently with the closing of the Offering and the Acquisitions. In addition, immediately after the completion of the repurchases described in the foregoing sentence, all outstanding shares of Class A Preferred and Class B Preferred will be redeemed by PII at a redemption price of $2.00 per share from the proceeds of the Offering.

    The Company has entered into an agreement with Pentegra, Ltd., Napili and Dr. Reed to purchase substantially all of the tangible and intangible assets of Pentegra, Ltd. and Napili for $200,000 upon completion of the Offering.

    Since February 1997, the Company has occupied and had access to the facilities, equipment and staff of James L. Dunn & Assoc., Inc, an affiliate of James L. Dunn, Jr. Beginning June 1, 1997, the Company agreed to compensate James L. Dunn & Assoc., Inc. for use of and access to its office facilities, equipment and staff at the rate of $10,000 per month. James L. Dunn & Assoc., Inc. will provide the Company a monthly invoice and obtain reimbursement for those expenses from the Company. The Company believes that the compensation to be paid to James L. Dunn & Assoc., Inc. represents the fair market value of the services that will be provided to the Company. Subsequent to the Offering, this arrangement may continue on a month-to-month basis at the discretion of the Company.

    The Company has leased a portion of the office facilities, equipment and staff of Pentegra, Ltd., which is wholly owned by Dr. Reed, beginning June 1, 1997. The Company has agreed to compensate Pentegra, Ltd. for use of and access to its office facilities, equipment and staff at the rate of $11,000 per month. Pentegra, Ltd. will provide the Company a monthly invoice and obtain reimbursement for those expenses from the Company. The Company believes that the compensation to be paid to Pentegra, Ltd. represents the fair market value of the goods and services that will be provided to the Company. This lease will be assumed by the Company in the Pentegra/Napili Transaction.

    The following table provides certain information concerning the
Acquisitions:

                                                                                           CONSIDERATION TO BE
                                                                                                 RECEIVED
                                                                                         ------------------------
                                                                          ASSETS TO BE   NUMBER OF
                     FOUNDING AFFILIATED PRACTICES                       CONTRIBUTED(1)  SHARES(2)       CASH
-----------------------------------------------------------------------  --------------  ----------  ------------
James P. Allen, D.D.S..................................................   $    (12,845)      42,554  $    138,301
Anderson Dental Group, Inc.............................................       (194,444)     112,615       366,000
Ronnie L. Andress, D.D.S., Inc.........................................        (62,257)      66,562       216,326
Kenneth W. Baker, D.D.S., P.C..........................................        (44,262)      45,384       147,496
Victor H. Burdick, D.D.S., P.C.........................................         (4,344)      35,116       114,126
Marvin V. Cavallino, D.D.S., A Professional Corporation................        (32,086)      44,138       143,447
James H. Clarke, Jr., D.D.S., Inc......................................          2,448       40,008       130,027
Henry F. Cuttler, D.D.S................................................        (22,323)      24,372        79,211
Edward T. Dougherty, Jr., D.D.S., P.A..................................         13,284       71,640       232,830
Family Dental Center, P.A..............................................         61,038       67,966       220,889
Richard H. Fettig, D.D.S...............................................         (5,548)      29,940        97,303
Alan H. Gerbholz, D.D.S., P.C..........................................         15,154       28,139        91,451
Michael J. Gershtenson, D.D.S., P.C....................................         67,846       30,174        98,067
Mack E. Greder, D.D.S., P.C............................................          5,706       44,056       143,183
Salvatore Guarnieri, D.D.S.............................................         48,447       30,860       100,295
Kent Hamilton, D.D.S...................................................        (39,219)      73,311       238,262
David R. Henderson, D.D.S..............................................          6,202       26,187        85,109
Stephen Hwang, D.D.S...................................................         14,198       23,056        74,931
Jackson Dental Partnership.............................................         79,736       33,405       --
Bruce A. Kanehl, D.D.S.................................................        (22,532)      45,347       147,378
Roger Allen Kay, D.D.S., P.A...........................................         15,067       44,313       144,017
Patrick T. Kelly, D.D.S., P.C..........................................          8,133       12,003        39,008
Brian K. Kniff, D.D.S., P.C............................................        158,300       70,060       227,696
Lakeview Dental, P.C...................................................        (15,217)      31,440       102,180
Donald W. Lanning, D.D.S...............................................         39,167       19,128        40,000
David A. Little, D.D.S.................................................       (141,340)      32,566       105,840
Susan Lunson, D.D.S....................................................       (117,218)      18,232        59,253
Richard W. Mains, Jr., D.M.D., P.C.....................................         86,785       51,739       168,152
James M. McDonough, D.D.S., P.C........................................        (12,524)      38,900       126,424
James W. Medlock, D.D.S., P.A..........................................        (14,784)      55,366       179,940
James Randy Mellard, D.D.S., M.S., P.C.................................        (16,915)       9,842        31,986
Mary B. Mellard, D.D.S., P.C...........................................       (102,614)      39,558       128,562
TL Mullooly, D.D.S., Inc...............................................         48,812       29,821        96,918
Byron L. Novosad, D.D.S., Inc..........................................          6,594       30,745        99,923
Randy O'Brien, D.D.S., Inc.............................................         (6,226)      23,634        76,811
Terrence C. O'Keefe, D.D.S.............................................         15,416       18,692        81,000
Harold A. Pebbles, Jr., D.D.S., P.C....................................        --            36,813       119,641
Jimmy F. Pinner, D.D.S.................................................          6,664       11,267        36,619
Omer K. Reed, D.D.S....................................................         17,806       24,075       --
Richard Reinitz, D.D.S., P.C...........................................       (129,725)      97,227       315,988
Greg Richards, D.D.S...................................................         (9,806)      12,711        41,305
Richard N. Smith, D.M.D., P.C..........................................        (60,599)      62,501       203,129
John N. Stellpflug, D.D.S..............................................        (16,671)      30,771       100,006
Jack Stephens, D.D.S...................................................         54,409       78,930       256,523
Y. Paul Suzuki, D.D.S., P.C............................................         17,036       29,498        95,870
Donald F. Tamborello, D.D.S............................................          6,243       35,280       114,660

                                                               (TABLE CONTINUED)

                                                                                           CONSIDERATION TO BE
                                                                                                 RECEIVED
                                                                                         ------------------------
                                                                          ASSETS TO BE   NUMBER OF
                     FOUNDING AFFILIATED PRACTICES                       CONTRIBUTED(1)  SHARES(2)       CASH
-----------------------------------------------------------------------  --------------  ----------  ------------
Helena Thomas, D.D.S...................................................        (17,949)      18,943        61,566
Louis J. Thornley, D.D.S., P.C.........................................         25,843       27,381        88,988
S. Victor Uhrenholdt, D.D.S., P.C......................................         (7,441)      38,990       126,718
Scott Van Zandt, D.D.S.................................................          6,066       26,230        85,248
Ronald M. Yaros, D.D.S., P.C...........................................        187,368       91,025       295,830
                                                                         --------------  ----------  ------------
                                                                          $    (95,121)   2,062,511  $  6,514,433
                                                                         --------------  ----------  ------------
                                                                         --------------  ----------  ------------

---------
(1) Net assets to be contributed reflects the historical book value of the assets of each practice, including their patient receivable balance, net of prepayments and liabilities of the practice to be assumed or repaid by the Company. These nonmonetary assets are reflected at historical cost in accordance with SAB No. 48. All monetary assets are recorded at fair value, which is approximated by the historical costs recorded by the practices.

(2) Assumes an initial public offering price of $    per share. The actual
    number of shares to be issued as consideration for the Acquisitions may be higher or lower depending on the actual initial public offering price per share.

COMPANY POLICY

    It is anticipated that future transactions with affiliates of the Company will be minimal, will be approved by a majority of the disinterested members of the Board of Directors and will be made on terms no less favorable to the Company than could be obtained from unaffiliated third parties. The Company does not intend to incur any further indebtedness to, or make any loans to, any of its executive officers, directors or other affiliates.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

    The following table shows, as of September 30, 1997 and immediately after giving effect to the closing of the Acquisitions and the Offering, the then "beneficial ownership" of the Common Stock of (i) each director and person nominated to become a director on closing of the Offering, (ii) each executive officer, (iii) all executive officers and directors of the Company as a group and (iv) each person who owns more than 5% of the outstanding Common Stock. The table assumes none of such persons intend to acquire shares in the Offering.

                                                                         SHARES BENEFICIALLY      SHARES BENEFICIALLY
                                                                                OWNED                    OWNED
                                                                           BEFORE OFFERING         AFTER OFFERING(1)
                                                                       -----------------------  -----------------------
                                                                         NUMBER      PERCENT      NUMBER      PERCENT
                                                                       ----------  -----------  ----------  -----------
Omer K. Reed, D.D.S..................................................     157,500         9.0%     181,575         2.9%
Gary S. Glatter......................................................     107,500         6.1%     107,500         1.7%
Sam H. Carr..........................................................      66,667         3.8%      66,667         1.1%
James L. Dunn, Jr....................................................      93,333         5.3%      93,333         1.5%
John G. Thayer.......................................................      66,667         3.8%      66,667         1.1%
Kimberlee K. Rozman..................................................      33,333         1.9%      33,333           *
Ronnie L. Andress, D.D.S.............................................           0           *       66,652           *
J. Michael Casas.....................................................     200,000        11.4%     200,000         3.2%
James H. Clarke, Jr., D.D.S..........................................           0           *       40,008           *
Ronald E. Geistfeld, D.D.S...........................................           0           *            0           *
Allen M. Gelwick.....................................................      66,667         3.8%      66,667         1.1%
Mack E. Greder, D.D.S................................................       5,000           *       49,056           *
Roger Allen Kay, D.D.S...............................................       5,000           *       49,313           *
Gerald F. Mahoney....................................................           0           *            0           *
Anthony P. Maris.....................................................           0           *            0           *
George M. Siegel.....................................................     240,833        13.7%     240,833         3.8%
Ronald M. Yaros, D.D.S...............................................           0           *       91,025         1.6%
Kelly W. Reed(2).....................................................     150,000         8.5%     150,000         2.4%
All executive officers and directors as a group (17 persons).........   1,042,500        59.3%   1,352,629        21.4%

---------

*   less than 1%.

(1) Shares shown in the above table do not include shares that could be acquired upon exercise of currently outstanding stock options which do not vest within 60 days of the date of this Prospectus. The number of shares to be issued in connection with the Acquisitions assumes an initial public
    offering price of $    per share. The actual number of such shares may be
    higher or lower depending on the actual initial public offering price per share.

(2) Kelly W. Reed, Vice President of Operations of the Company, is the son of Omer K. Reed, D.D.S.

                          DESCRIPTION OF CAPITAL STOCK

    The Company's authorized capital stock consists of 40,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"). At September 30, 1997, 1,756,667 shares of Common Stock were issued and outstanding. The following summary is qualified in its entirety by reference to the Certificate of Incorporation, which is included as an exhibit to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

    The Common Stock possesses ordinary voting rights for the election of directors and in respect of other corporate matters, and each share has one vote. The Common Stock affords no cumulative voting rights, and the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so. The Common Stock carries no preemptive rights, is not convertible, redeemable or assessable. The holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy" for information regarding the Company's dividend policy.

PREFERRED STOCK

    The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. Subject to the provisions of the Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional, exchange or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the holders of Common Stock.

    Although the Company has no present intention to issue shares of Preferred Stock, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For example, the issuance of a series of Preferred Stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of the Common Stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of the Company, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which the Company's securities are traded.

STATUTORY BUSINESS COMBINATION PROVISION

    The Company is a Delaware corporation and is subject to Section 203 of the DGCL. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer) or (iii) following the transaction in which such person became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

OTHER MATTERS

    Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Certificate of Incorporation limits the liability of directors of the Company to the Company or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL.

    The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders. The Company's Bylaws provide indemnification to the Company's officers and directors and certain other persons with respect to certain matters.

    The Bylaws provide that, from and after the first date that the Company has received funding from the sale of capital stock in an initial public offering, the stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. The Bylaws provide that special meetings of the stockholders can be called only by the Chairman of the Board, the Chief Executive Officer, the President or the Board of Directors.

    The Certificate of Incorporation provides that the Board of Directors shall consist of three classes of directors serving for staggered terms. As a result, it is currently contemplated that approximately one-third of the Company's Board of Directors will be elected each year. The classified board provision could prevent a party who acquires control of a majority of the outstanding voting stock of the Company from obtaining control of the Board of Directors until the second annual stockholders' meeting following the date the acquirer obtains the controlling interest. In addition, the Company's Bylaws provide that a majority of the members of the Board of Directors must be licensed dentists affiliated with one of the Affiliated Practices. See "Management--Directors and Executive Officers."

    The Certificate of Incorporation provides that the number of directors shall be as specified in the Bylaws. The Bylaws provide that the number of directors shall be determined by the Board of Directors from time to time, but shall be at least one and not more than nineteen. It also provides that directors may be removed only for cause, and then only by the affirmative vote of the holders of at least a majority of all outstanding voting stock entitled to vote. This provision, in conjunction with the provision of the Bylaws authorizing the Board of Directors to fill vacant directorships, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

STOCKHOLDER PROPOSALS

    The Company's Bylaws contain provisions (i) requiring that advance notice be delivered to the Company of any business to be brought by a stockholder before an annual meeting of stockholders and (ii) establishing certain procedures to be followed by stockholders in nominating persons for election to the Board of Directors. Generally, such advance notice provisions provide that written notice must be given to the Secretary of the Company by a stockholder (i) in the event of business to be brought by a stockholder before an annual meeting, not less than 90 days nor more than 180 days prior to the earlier of the date of the meeting or the corresponding date on which the immediately preceding annual meeting of stockholders was held, and (ii) in the event of nominations of persons for election to the Board of Directors by any stockholder, (a) with respect to an election to be held at the annual meeting of stockholders, not less than 90 days nor more than 180 days prior to the earlier of the date of the meeting or the corresponding date on which the immediately preceding annual meeting of stockholders was held, and (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed to stockholders or public disclosure of the date of the special meeting was made, whichever first occurs. Such notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the Company's Bylaws. The foregoing summary is qualified in its entirety by reference to the Company's Bylaws, which are included as an exhibit to the Registration Statement of which this Prospectus is a part.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon consummation of the Acquisitions and the Offering, the Company will have outstanding 6,319,178 shares of Common Stock (6,694,178 if the Underwriters' over-allotment option is exercised in full) of which the 2,500,000 shares sold in the Offering (2,875,000 if the Underwriters' over-allotment option is exercised in full) will be freely tradable without restriction or further registration under the Securities Act, except for those held by "affiliates" (as defined in the Securities Act) of the Company, which shares will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 3,819,178 shares of Common Stock are deemed "restricted securities" under Rule 144 in that they were originally issued and sold by the Company in private transactions in reliance upon exemptions under the Securities Act, and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as those provided by Rule 144 promulgated under the Securities Act as described below.

    In general, under Rule 144 as currently in effect, if a minimum of one year has elapsed since the later of the date of acquisition of restricted securities from the issuer or from an affiliate of the issuer, the acquirer or subsequent holder would be entitled to sell within any three-month period a number of those shares that does not exceed the greater of one percent of the number of shares of such class of stock then outstanding or the average weekly trading volume of the shares of such class of stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the issuer. In addition, if a period of at least two years has elapsed since the later of the date of acquisition of restricted securities from the issuer or from any affiliate of the issuer, and the acquirer or subsequent holder thereof is deemed not to have been an affiliate of the issuer of such restricted securities at any time during the 90 days preceding a sale, such person would be entitled to sell such restricted securities under Rule 144(k) without regard to the requirements described above. Rule 144 does not require the same person to have held the securities for the applicable periods. The foregoing summary of Rule 144 is not intended to be a complete description thereof. The Commission has proposed certain amendments to Rule 144 that would, among other things, eliminate the manner of sale requirements and revise the notice provisions of that rule. The Commission has also solicited comments on other possible changes to Rule 144, including possible revisions to the one- and two-year holding periods and the volume limitations referred to above.

    As of September 30, 1997, options to purchase an aggregate of 646,667 shares of Common Stock were outstanding under the Company's 1997 Stock Compensation Plan. See "Management--1997 Stock Compensation Plan." In general, pursuant to Rule 701 under the Securities Act, any employee, officer or director of, or consultant to, the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permit non-affiliates to sell such shares without compliance with the public information, holding period, volume limitation or notice provisions of Rule 144, and permit affiliates to sell such shares without compliance with the holding period provisions of Rule 144, in each case commencing 90 days after the date of this Prospectus. In addition, the Company intends to file a registration statement covering the 1,500,000 shares of Common Stock issuable upon exercise of stock options that may be granted in the future under the 1997 Stock Compensation Plan, in which case such shares of Common Stock generally will be freely tradable by non-affiliates in the public market without restriction under the Securities Act.

    The Company, its executive officers, directors and current stockholders, and the persons acquiring shares of Common Stock in connection with the Acquisitions have agreed not to offer for sale, sell, contract to sell, grant any option or other right for the sale of, or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of Common Stock or any securities, indebtedness or other rights exercisable for or convertible or exchangeable into shares of Common Stock owned or acquired in the future in any manner prior to the expiration of 180 days after the date of this Prospectus (the "180-Day Lockup Period") without the prior written consent of Lehman Brothers Inc., except that the Company may, subject to certain conditions, issue shares of Common Stock in connection with future acquisitions and may grant Options or Awards (or issue shares of Common Stock upon exercise of Options or Awards) under the 1997 Stock Compensation Plan. These restrictions will be applicable to any shares acquired by any of those persons in the Offering or otherwise during the 180-Day Lockup Period. In addition, the Company's executive officers, directors and current stockholders and the persons acquiring shares of Common Stock in connection with the Acquisitions have agreed with the Company that they generally will not sell, transfer or otherwise dispose of any of their shares for one year following the closing of the Offering.

    In connection with the Acquisitions, the Company will enter into registration rights agreements with former stockholders of the Founding Affiliated Practices (the "Registration Rights Agreements"), which will provide certain registration rights with respect to the Common Stock issued to such stockholders in the Acquisitions. Each Registration Rights Agreement will provide the holders of Common Stock subject to such agreement with the right to participate in registrations by the Company of its equity securities in underwritten offerings. The registration rights conferred by the Registration Rights Agreements will terminate on the second anniversary of the closing of the Offering. The Company is generally required to pay the costs associated with such an offering, other than underwriting discounts and commissions and transfer taxes attributable to the shares sold on behalf of the selling stockholders. The Registration Rights Agreements provide that the number of shares of Common Stock to be registered on behalf of the selling stockholders is subject to limitation if the managing underwriter determines that market conditions require a limitation. Under the Registration Rights Agreements, the Company will indemnify the selling stockholders thereunder, and such stockholders will indemnify the Company against, certain liabilities in respect of any registration statement or offering covered by the Registration Rights Agreements. The Company and each of its current stockholders are parties to a stockholders agreement, which provides those stockholders registration rights substantially equivalent to the registration rights in the Registration Rights Agreements.

    Prior to the Offering, there has been no established public market for the Common Stock. No prediction can be made of the effect, if any, that sales of shares under Rule 144, or otherwise, or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time after the Offering. The Company is unable to estimate the number of shares that may be sold in the public market under Rule 144, or otherwise, because such amount will depend on the trading volume in, and market price for, the Common Stock and other factors. Nevertheless, sales of substantial amounts of shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. See "Underwriting."

    Following the consummation of the Offering, the Company intends to register 1,500,000 shares of Common Stock under the Securities Act for use in connection with future acquisitions. These shares generally will be freely tradable after their issuance by persons not affiliated with the Company unless the Company contractually restricts their resale. Resales of any of those shares during the 180-Day Lockup Period would require the prior written consent of Lehman Brothers Inc.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date of this Prospectus (the "Underwriting Agreement"), the underwriters named below (the "Underwriters"), for whom Lehman Brothers Inc. and Rauscher Pierce Refsnes, Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase, and the Company has agreed to sell, the respective number of shares of Common Stock set forth opposite the name of each such Underwriter below:

                                                                                    NUMBER OF
UNDERWRITERS                                                                         SHARES
---------------------------------------------------------------------------------  -----------
Lehman Brothers Inc..............................................................
Rauscher Pierce Refsnes, Inc.....................................................

                                                                                   -----------
    Total........................................................................    2,500,000
                                                                                   -----------
                                                                                   -----------

    The Underwriting Agreement provides that the obligations of the Underwriters to purchase the shares of Common Stock are subject to certain conditions, and that, if any of the foregoing shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, then all the shares of Common Stock agreed to be purchased by the Underwriters pursuant to the Underwriting Agreement must be so purchased.

    The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock in part directly to the public at the public offering price set forth on the cover page of this Prospectus, and in part to certain dealers (who may include the Underwriters) at such public
offering price, less a selling concession not in excess of $     per share. The
Underwriters may allow, and such dealers may reallow, a concession not in excess
of $     per share to certain brokers or dealers. After the initial offering to the public, the public offering price, the concession to selected dealers and the reallowance may be changed by the Underwriters.

    The Company has granted the Underwriters an option to purchase up to 375,000 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions shown on the cover page of this Prospectus, solely to cover over-allotments, if any. Such option may be exercised at any time until 30 days after the date of the Underwriting Agreement. To the extent that the option is exercised, each Underwriter will be committed, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such Underwriter's initial commitment as indicated in the preceding table.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute, under certain circumstances, to payments that the Underwriters may be required to make in respect thereof.

    The Company, its executive officers, directors and current stockholders and the persons acquiring shares of Common Stock in connection with the Acquisitions have agreed not to, directly or indirectly, offer for sale, sell, contract to sell, grant any option or other right for the sale of, or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future
of) any shares of Common Stock or any securities, indebtedness or other rights exercisable for or convertible or exchangeable into shares of Common Stock prior to the expiration of 180 days after the date of this Prospectus, without the prior written consent of Lehman Brothers Inc., except that the Company may, subject to certain conditions, issue shares of Common Stock in connection with future acquisitions and grant Options or Awards (or issue shares of

Common Stock upon exercise of Options or Awards) under the 1997 Stock Compensation Plan. For information respecting additional restrictions on sales by the Company's executive officers, directors, current stockholders and the persons acquiring shares of Common Stock in connection with the Acquisitions, see "Shares Eligible for Future Sale."

    Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price will be negotiated between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, will be the history of and the prospects for the industry in which the Company competes, the past and present operations of the Founding Affiliated Practices, the historical results of operations of the Founding Affiliated Practices, the Company's capital structure, estimates of the business potential and earnings prospects of the Company, an overall assessment of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

    Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the Common Stock.

    If the Underwriters create a short position in the Common Stock in connection with the Offering (I.E., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described herein.

    The Representatives also may impose a penalty bid on certain Underwriters and selling group members. This means that, if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the Offering.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    At the request of the Company, the Underwriters have reserved up to       of
the shares of Common Stock offered hereby for sale at the initial public offering price to employees of the Company and other persons associated with the Company.

    The Representatives have informed the Company that the Underwriters do not intend to confirm sales of shares of Common Stock offered hereby to accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Jackson Walker L.L.P., Houston, Texas. Certain legal matters in connection with the sale of the Common Stock offered hereby will be passed upon for the Underwriters by Baker & Botts, L.L.P., Houston, Texas.

                                    EXPERTS

    The financial statements of Pentegra Dental Group, Inc. as of June 30, 1997 and for the period from inception, February 21, 1997, through June 30, 1997 and the combined financial statements of Pentegra, Ltd. and Napili, International as of December 31, 1995 and 1996 and for each of the three years ended December 31, 1996, as detailed in the index on page F-1, included in this Prospectus, have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-1 (together with all exhibits, schedules and amendments relating thereto, the "Registration Statement") with respect to the Common Stock offered hereby. This Prospectus, filed as part of the Registration Statement, does not contain all the information contained in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement accurately describe the material provisions of such document and are qualified in their entirety by reference to such exhibits for complete statements of their provisions. All of these documents may be inspected without charge at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies can also be obtained from the Commission at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                         PAGE
                                                                                                    --------------
Pentegra Dental Group, Inc. Unaudited Pro Forma Balance Sheet.....................................       F-2
  Unaudited Pro Forma Balance Sheet as of June 30, 1997...........................................       F-3
  Notes to Unaudited Pro Forma Balance Sheet......................................................       F-4

Pentegra Dental Group, Inc. Financial Statements
  Report of Independent Public Accountants........................................................       F-5
  Balance Sheet as of June 30, 1997...............................................................       F-6
  Statement of Operations for the period from inception,
    February 21, 1997, through June 30, 1997......................................................       F-7
  Statement of Changes in Stockholders' Equity for the period from inception, February 21, 1997,
    through June 30, 1997.........................................................................       F-8
  Statement of Cash Flows for the period from inception, February 21, 1997, through June 30,
    1997..........................................................................................       F-9
  Notes to Financial Statements...................................................................       F-10

Pentegra, Ltd. and Napili, International Combined Financial Statements
  Report of Independent Public Accountants........................................................       F-19
  Combined Balance Sheets as of December 31, 1995 and 1996 and
    June 30, 1997 (Unaudited).....................................................................       F-20
  Combined Statements of Operations for the years ended December 31, 1994, 1995 and 1996 and for
    the six months ended June 30, 1996 and 1997 (Unaudited).......................................       F-21
  Combined Statements of Changes in Stockholders' Equity (Deficit) for the years ended December
    31, 1994, 1995 and 1996 and for the six months ended
    June 30, 1997 (Unaudited).....................................................................       F-22
  Combined Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996 and for
    the six months ended June 30, 1996 and 1997 (Unaudited).......................................       F-23
  Notes to Combined Financial Statements..........................................................       F-24

                       UNAUDITED PRO FORMA BALANCE SHEET

    The unaudited pro forma balance sheet dated June 30, 1997 of Pentegra Dental Group, Inc. (together with its parent entity, Pentegra Investments, Inc., "Pentegra" or the "Company") has been prepared as if (a) the acquisition by the Company of certain assets and assumption of certain liabilities of 51 dental practices (the "Founding Affiliated Practices") for consideration consisting of a combination of cash and shares of its common stock, par value $.001 per share (the "Common Stock"), and the execution of agreements to provide management services to the Founding Affiliated Practices (collectively, the "Acquisitions"), (b) the repayment of certain debt of the Founding Affiliated Practices, (c) the acquisition by the Company (the "Pentegra/Napili Transaction") of certain assets of Pentegra, Ltd. and Napili, International ("Napili"), (d) the repurchase by PII of 245,845 shares of Class B Preferred Stock of Pentegra Investments, Inc, ("PII") from affiliates of the Company at the subscription price per share paid to PII for those shares and the redemption by PII of an aggregate of 1,337,500 shares of its Class A Preferred Stock and Class B Preferred Stock for $2.00 per share (the "Repurchase and Redemption"),
(e) the exchange of all outstanding shares of common stock of PII for shares of Common Stock on a one-for-one basis (the "Share Exchange") and (f) the initial public offering of 2,500,000 shares of Common Stock (the "Offering") and the application of the proceeds therefrom (as described in "Use of Proceeds"), all had been completed, as if those transactions had occurred on June 30, 1997. The Acquisitions, the repayment of certain debt of the Founding Affiliated Practices, the Pentegra/Napili Transaction, the Repurchase and Redemption, the Share Exchange and the Offering are each contingent on the occurrence of the others.

    The Company will not employ dental professionals or control the practice of dentistry by the dentists. As the Company will not be acquiring the future patient revenues to be earned by the Founding Affiliated Practices, the Acquisitions are not deemed to be business combinations. In accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 48, "Transfers of Nonmonetary Assets by Promoters or Shareholders," the Acquisitions will be accounted for at their historical cost basis with the shares of Common Stock to be issued in the Acquisitions being valued at the historical net book value of the nonmonetary assets acquired, net of liabilities assumed. The cash consideration will be reflected as a dividend by the Company to the owners of the Founding Affiliated Practices. The acquisition of certain assets of Pentegra, Ltd. and Napili will be accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16.

    The unaudited pro forma balance sheet has been prepared by the Company based on the audited historical financial statements of the Company, Pentegra, Ltd. and Napili included elsewhere in this Prospectus, including the audited combined financial information of the Founding Affiliated Practices included in the notes to the Company's financial statements, and assumptions deemed appropriate by the Company.

                          PENTEGRA DENTAL GROUP, INC.

                       UNAUDITED PRO FORMA BALANCE SHEET

                                 JUNE 30, 1997

                                 (IN THOUSANDS)

                                                                       PENTEGRA, LTD./
                                                           PENTEGRA        NAPILI        ADJUSTMENTS    PRO FORMA
                                                          -----------  ---------------  -------------  -----------

                                                      ASSETS
Current assets:
  Cash and cash equivalents.............................   $     845      $      66     $      28,125(A)  $  16,170(1)
                                                                                               (6,942 (B)
                                                                                                 (200 (C)
                                                                                               (2,789 (D)
                                                                                               (2,869 (E)
                                                                                                  (66 (F)
  Accounts receivable, net..............................          --              2               554(B)        554
                                                                                                   (2 (F)
Other current assets....................................         340              1                (1 (F)        340
                                                          -----------        ------     -------------  -----------
    Total current assets................................       1,185             69            15,810      17,064

Property and equipment, net.............................           5             19             2,774(B)      2,809
                                                                                                   11(C)
Deferred offering costs.................................         200             --              (200 (A)         --
Other noncurrent assets, net............................           6             --               170(C)        176
                                                          -----------        ------     -------------  -----------
    Total assets........................................  $    1,396   $         88     $      18,565  $   20,049
                                                          -----------        ------     -------------  -----------
                                                          -----------        ------     -------------  -----------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..............  $       10   $         66     $         126(B) $    1,386
                                                                                                  (66 (F)
                                                                                                1,250(G)
  Current portion of long-term debt.....................          --              7               785(B)     --
                                                                                                 (785 (E)
                                                                                                   (7 (F)
                                                          -----------        ------     -------------  -----------
    Total current liabilities...........................          10             73             1,303       1,386

Long-term debt..........................................          --              5             2,084(B)         --
                                                                                               (2,084 (E)
                                                                                                   (5 (F)
Class A redeemable preferred stock......................         675                             (675 (D)         --
Class B redeemable preferred stock......................         414             --              (414 (D)         --

Stockholders' equity:
  Common stock..........................................          18            952                 3(A)          7
                                                                                                    2(B)
                                                                                                 (952 (F)
                                                                                                  (16 (H)
  Additional paid-in capital............................         518             --            27,923(A)     20,145
                                                                                               (6,612 (B)
                                                                                               (1,700 (D)
                                                                                                   16(H)
  Accumulated deficit...................................        (239 )         (942   )           942(F)     (1,489 )
                                                                                               (1,250 (G)
                                                          -----------        ------     -------------  -----------
    Total stockholders' equity..........................         297             10            18,356      18,663
                                                          -----------        ------     -------------  -----------
    Total liabilities and stockholders' equity..........  $    1,396   $         88     $      18,565  $   20,049
                                                          -----------        ------     -------------  -----------
                                                          -----------        ------     -------------  -----------

---------

(1) See "Use of Proceeds."

The accompanying notes are an integral part of the unaudited pro forma financial statements.

                          PENTEGRA DENTAL GROUP, INC.

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

UNAUDITED PRO FORMA BALANCE SHEET ADJUSTMENTS

    The accompanying unaudited pro forma balance sheet as of June 30, 1997 gives effect to the Acquisitions, the payment of debt assumed from the Founding Affiliated Practices, the Pentegra/Napili Transaction, the Repurchase and Redemption, the Share Exchange and the Offering and the application of the proceeds therefrom (as described in "Use of Proceeds," except for the repayment of $300,000 aggregate principal amount outstanding under the Company's 9.5% promissory notes), as if those transactions had occurred on June 30, 1997. The unaudited pro forma balance sheet does not represent the historical or future financial position of the Company.

(A) Reflects the issuance of 2,500,000 shares Common Stock in the Offering, net of (i) estimated underwriters' discounts and commissions and (ii) estimated offering costs of $2,300,000 less previously funded offering costs to be paid with proceeds from the issuance of capital stock of Pentegra Investment, Inc., including all Class A Preferred Stock and Class B Preferred Stock. The resulting net proceeds are reflected as Common Stock and additional paid-in capital. The Company had deferred offering costs of $200,000 at June 30, 1997.

(B) Reflects completion of the Acquisitions, which will involve (i) the issuance of 2,062,511 shares of Common Stock valued at the historical net book value of the assets transferred less the liabilities assumed, (ii) the deemed declaration of dividends totaling $6,514,000, taken together, and (iii) the purchase of monetary assets from the Founding Affiliated Practices for cash of $428,000, which assets are recorded at fair value. The historical net book value of the assets transferred and the liabilities assumed from the Founding Affiliated Practices are as follows (in thousands):

Property and equipment transferred..................................................  $   2,774
Less
  Current portion of notes payable..................................................       (785)
  Long-term portion of notes payable................................................     (2,084)
                                                                                      ---------
    Liabilities assumed, net of assets transferred..................................  $     (95)
                                                                                      ---------
                                                                                      ---------

(C) Reflects completion of the Pentegra/Napili Transaction for consideration of $200,000 cash. As of June 30, 1997, the assets to be acquired in the Pentegra/Napili Transaction have a fair value of approximately $30,000. The cost in excess of the fair value of the net assets acquired will be amortized over a five-year period.

(D) Reflects the repurchase of 245,835 shares of Class B Preferred Stock from affiliates of the Company at the price per share paid to PII for those shares and the redemption of an aggregate of 1,337,500 shares of Class A Preferred Stock and Class B Preferred Stock for $2.00 per share and recognition of the related deemed dividend of $1,700,000.

(E) Reflects the use of proceeds from the Offering to repay the debt assumed in the Acquisitions.

(F) Reflects certain assets not acquired and liabilities not assumed of Pentegra, Ltd. and Napili in the Pentegra/Napili Transaction and elimination of those companies' historical equity accounts.

(G) Reflects the accrual of an employment bonus of $1,250,000 to the Chairman of the Board of Directors (the "Chairman"). Payment of the bonus will be made in increments of $10,000 on the closing of each future dental practice affiliation until the bonus has been paid in full. Management expects the bonus will be paid within the year following the Offering. In any event, pursuant to the terms of the Company's employment agreement with the Chairman, the employment bonus must be paid in full within three years of the Offering. The bonus will be expensed upon closing of the Offering because its payment is not contingent on future services.

(H) Reflects the exchange at the offering of 1,756,667 shares of $0.001 par value common stock of Pentegra Dental Group, Inc. for 1,756,667 shares of $0.01 par value common stock of PII.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Pentegra Dental Group, Inc.:

    We have audited the accompanying balance sheet of Pentegra Dental Group, Inc. as of June 30, 1997, and the related statements of operations, changes in stockholders' equity, and cash flows for the period from inception, February 21, 1997, through June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pentegra Dental Group, Inc. as of June 30, 1997, and the results of its operations and its cash flows for the period from inception, February 21, 1997, through June 30, 1997 in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
October 10, 1997

                          PENTEGRA DENTAL GROUP, INC.

                                 BALANCE SHEET

                                 JUNE 30, 1997

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                            ASSETS
Current assets:
  Cash and cash equivalents.........................................................  $     845
  Stock subscriptions receivable....................................................        326
  Prepaid expenses and other current assets.........................................         14
                                                                                      ---------
    Total current assets............................................................      1,185
Property and equipment..............................................................          5
Deferred offering costs.............................................................        200
Organizational costs................................................................          6
                                                                                      ---------
        Total assets................................................................  $   1,396
                                                                                      ---------
                                                                                      ---------

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..........................................  $      10
                                                                                      ---------
    Total current liabilities.......................................................         10
                                                                                      ---------
Commitments and contingencies (See Notes)...........................................
Class A redeemable preferred stock, $0.01 par value, 5,000,000 shares authorized,
  900,000 shares issued and outstanding (liquidation preference of $900)............        675
Class B redeemable preferred stock, $0.01 par value, 5,000,000 shares authorized,
  683,335 shares issued and outstanding (liquidation preference of $683)............        414
Stockholders' equity:
  Common stock, $0.01 par value, 40,000,000 shares authorized, 1,756,667 shares
    issued and outstanding..........................................................         18
Additional paid-in capital..........................................................        518
Accumulated deficit.................................................................       (239)
                                                                                      ---------
    Total stockholders' equity......................................................        297
                                                                                      ---------
        Total liabilities and stockholders' equity..................................  $   1,396
                                                                                      ---------
                                                                                      ---------

    The accompanying notes are an integral part of the financial statements.

                          PENTEGRA DENTAL GROUP, INC.

                            STATEMENT OF OPERATIONS

    FOR THE PERIOD FROM INCEPTION, FEBRUARY 21, 1997, THROUGH JUNE 30, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Revenue.........................................................................  $      --
Expenses:
  General and administrative expenses...........................................         91
  Compensation expense in connection with issuance of common stock..............        148
                                                                                  ---------
      Total expenses............................................................        239
                                                                                  ---------
Net loss before income taxes....................................................       (239)
Provision for income taxes......................................................         --
                                                                                  ---------
Net loss........................................................................  $    (239)
                                                                                  ---------
                                                                                  ---------
Net loss per share..............................................................  $   (0.14)
                                                                                  ---------
                                                                                  ---------
Weighted average common shares outstanding......................................      1,757
                                                                                  ---------
                                                                                  ---------

    The accompanying notes are an integral part of the financial statements.

                          PENTEGRA DENTAL GROUP, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

    FOR THE PERIOD FROM INCEPTION, FEBRUARY 21, 1997, THROUGH JUNE 30, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               COMMON STOCK         ADDITIONAL                       TOTAL
                                                         ------------------------     PAID-IN      ACCUMULATED   STOCKHOLDERS'
                                                           SHARES       AMOUNT        CAPITAL        DEFICIT        EQUITY
                                                         -----------  -----------  -------------  -------------  -------------
Balance at February 21, 1997...........................          --    $      --     $      --      $      --      $      --
Issuance of common stock
  ($0.01 per share cash on February 21, 1997)..........         667            7             3             --             10
Issuance of common stock
  ($0.01 per share cash and $0.14 per share
  compensation on May 22, 1997)........................         767            8           107             --            115
Issuance of common stock
  ($1.27 per share cash on June 13, 1997)..............         290            3           366             --            369
Issuance of common stock
  ($0.01 per share cash and $1.26 per share
  compensation on June 13, 1997).......................          33           --            42             --             42
Net loss...............................................          --           --            --           (239)          (239)
                                                              -----        -----         -----          -----          -----
Balance at June 30, 1997...............................       1,757    $      18     $     518      $    (239)     $     297
                                                              -----        -----         -----          -----          -----
                                                              -----        -----         -----          -----          -----

    The accompanying notes are an integral part of the financial statements.

                          PENTEGRA DENTAL GROUP, INC.

                            STATEMENT OF CASH FLOWS

    FOR THE PERIOD FROM INCEPTION, FEBRUARY 21, 1997, THROUGH JUNE 30, 1997

                                 (IN THOUSANDS)

Cash flows from operating activities:
  Net loss..........................................................................  $    (239)
  Compensation associated with issuance of common stock.............................        148
  Increase in prepaid expenses and other current assets.............................        (14)
  Increase in accounts payable and accrued liabilities..............................         10
                                                                                      ---------
      Net cash used by operating activities.........................................        (95)
                                                                                      ---------
Net cash used in investing activities--additions to property and equipment..........         (5)
                                                                                      ---------
Cash flows provided by financing activities:
  Proceeds from issuance of common and preferred stock..............................      1,151
  Offering costs....................................................................       (200)
  Organizational costs..............................................................         (6)
                                                                                      ---------
      Net cash provided by financing activities.....................................        945
                                                                                      ---------
Net increase in cash and cash equivalents...........................................        845

Balance at inception, February 21, 1997.............................................         --
                                                                                      ---------
Balance at June 30, 1997............................................................  $     845
                                                                                      ---------
                                                                                      ---------
Noncash investing activities:
  Stock subscriptions receivable....................................................  $     326
                                                                                      ---------
                                                                                      ---------

    The accompanying notes are an integral part of the financial statements.

                          PENTEGRA DENTAL GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION:

    Pentegra Dental Group, Inc. (the "Company") was organized as a Delaware corporation on February 21, 1997, for the purpose of creating a dental practice management company.

    In July 1997, the Company changed its name to Pentegra Investments, Inc. and formed a new wholly owned subsidiary named Pentegra Dental Group, Inc. ("Pentegra Dental"). Pentegra Dental's operations to date have consisted primarily of seeking affiliations with dental practices, negotiating to acquire the tangible assets of those practices, and negotiating agreements to provide management services to those practices. Pentegra Dental plans to complete an initial public offering of its common stock, par value $0.001 per share (the "Offering") and simultaneously exchange cash and shares of its common stock for selected assets and liabilities (the "Acquisitions") of 51 dental practices (the "Affiliated Practices") (see Note 4). Additionally, the current shareholders will exchange on a share-for-share basis, all of their shares of the Company's common stock, par value $0.01 per share, for shares of common stock of Pentegra Dental. It is contemplated that 245,835 shares of Class B preferred stock held by affiliates of the Company will be repurchased at their original issuance prices ranging from $0.01 to $1.00 per share and 1,337,500 shares of Class A and Class B preferred stock held by nonaffiliates will be redeemed at a price of $2.00 per share with the proceeds of the Offering. Pentegra Dental has also entered into an agreement to acquire substantially all the assets and operations of a dental management consulting firm, Pentegra, Ltd., and a dental management seminar company, Napili, International (the "Pentegra/Napili Transaction") (see
Note 3). The Acquisitions, the Pentegra/Napili Transaction and the Offering are each contingent on the occurrence of the others.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are defined as highly liquid financial instruments with maturities of three months or less at the date of purchase.

    DEFERRED OFFERING COSTS

    Deferred offering costs include legal, accounting and other costs directly related to the Offering. All deferred offering costs will be charged against the proceeds of the Offering upon its completion. Such costs would be charged to expense if the Offering were not completed.

    ORGANIZATIONAL COSTS

    Organizational costs are being amortized on a straight-line basis over a five-year period.

    PREFERRED STOCK

    In May 1997, the Company divided the authorized and unissued preferred stock into two classes of 5,000,000 shares each called "Class A" and "Class B." The Company issued 133,335 shares of Class B nonvoting preferred stock for cash of approximately $1,000. In June 1997, the Company issued 900,000 shares of Class A nonvoting preferred stock, 550,000 shares of Class B nonvoting preferred stock and 435,000 shares of common stock for $1,457,000, of which $1,131,000 was collected in June 1997 and $326,000 was collected in July 1997. The Company allocated $675,000 of the proceeds to the Class A preferred stock, $413,000 to the Class B preferred stock and $369,000 to the common stock based on their values of $0.75, $0.75 and $0.85 per share, respectively, as determined by an independent valuation of the

                          PENTEGRA DENTAL GROUP, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) fair value of those shares as of the date of issuance. The proceeds from these stock issuances are reserved for legal and accounting costs associated with the Offering, as well as operating costs. The Class A and Class B preferred stock will not be registered with the Securities and Exchange Commission as part of the Offering. Holders of both classes of preferred stock are entitled to per share dividends equivalent to any dividends that may be declared on the common stock, but not to cumulative dividends. The preferred stock entitles the holders thereof to preference in liquidation over the common stock.

    COMMON STOCK

    In February 1997, the Company issued 666,667 shares of common stock for cash at a price of $0.01 per share. The Company issued an additional 766,667 shares of common stock to members of management during May 1997 for cash at a price of $0.01 per share. The Company valued these shares at $0.15 per share, based on an independent valuation of the fair value of those shares as of the date of issuance. In June 1997, in addition to the 290,000 shares of common stock issued in connection with the issuance of the Class A and Class B preferred stock, described above, the Company issued 33,333 shares of common stock for cash at a price of $0.01 per share. Those shares were valued at $1.27 per share based on an independent valuation of the fair value of those shares as of the date of issuance. The difference between the cash received for common stock and its fair value has been recognized as compensation expense.

    STOCK OPTION PLAN

    In September 1997, the board of directors of Pentegra Dental adopted the 1997 Stock Compensation Plan (the "Plan"). Employees, non-employee directors and advisors and directors will be eligible to receive awards under the Plan and only employees of the Company will be eligible to receive incentive stock options. The aggregate number of options to purchase shares of common stock and other awards of shares of common stock that may be granted under the Plan may not exceed 2,000,000 shares. In August 1997, Pentegra Dental authorized issuance of options to purchase 646,667 shares to employees, practice employees and directors on the date the initial public offering price is determined. The exercise price of these options will be the initial public offering price per share. Pentegra Dental will account for options issued to employees and non-employee directors under the Plan in accordance with APB Opinion No. 25.

    EARNINGS PER SHARE

    All share and per share information in the accompanying financial statements have been retroactively restated to reflect the effects of a 2-for-3 reverse split of the Company's common stock which was approved by the Company's Board of Directors in October 1997.

    Earnings per share is based on the weighted average number of common and equivalent shares outstanding during the period. Common shares issued at less than the Offering price within one year of the Offering are treated as outstanding during the entire period for all periods presented. Fully diluted earnings per share are not presented because such amounts would be the same as amounts computed for primary earnings per share or would be antidilutive.

    USE OF ESTIMATES

    The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                          PENTEGRA DENTAL GROUP, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) reported amounts of revenues and expenses during the reporting period. Actual results may in some instances differ from previously estimated amounts.

    INCOME TAXES

    The Company utilizes the liability method of accounting for income taxes. Under this method, deferred taxes are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted marginal tax rates currently in effect when the differences reverse.

    As reflected in the accompanying statement of operations, the Company incurred a net loss of $239,000 during the period from inception, February 21, 1997, through June 30, 1997. The Company has recognized no tax benefit from this net loss. Due to the limited operations of the Company since its inception, a valuation allowance has been established to offset the deferred tax asset related to these net losses that have been capitalized for tax purposes. There is no other significant difference in the tax and book bases of the Company's assets or liabilities that would give rise to deferred tax balances.

    RECENT PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 specifies the computation, presentation, and disclosure requirements of earnings per share and supersedes Accounting Principles Board Opinion No. 15, "Earnings Per Share." SFAS No. 128 requires a dual presentation of basic and diluted earnings per share. Basic earnings per share, which excludes the impact of common stock equivalents, replaces primary earnings per share. Diluted earnings per share, which utilizes the average market price per share as opposed to the greater of the average market price per share or ending market price per share when applying the treasury stock method in determining common stock equivalents, replaces fully diluted earnings per share. SFAS No. 128 is effective for both interim and annual periods ending after December 15, 1997.

    The Emerging Issues Task Force of the FASB is currently evaluating certain matters relating to the physician practice management industry, which the Company expects will include a review of accounting for affiliated dental practices. The Company is unable to predict the impact, if any, that this review may have on Pentegra Dental's financial statement presentation.

3.  RELATED PARTY TRANSACTIONS:

    Pentegra Dental has entered into an agreement with the Chairman of its Board of Directors effective at the date the Offering closes, to purchase substantially all the assets and the operations of Pentegra, Ltd. and Napili, International for cash consideration of $200,000. Pentegra Dental will enter into an employment agreement, effective at the date the Offering closes, that provides for the payment to the Chairman of the Board of Directors of an employment bonus of $1,250,000. Payment of the bonus is based on $10,000 on the closing of each future dental practice affiliation subsequent to the Acquisitions. However, the bonus must be paid in full within three years. The employment bonus will be charged to operations in the period in which the Offering closes.

    Since the Company's inception, it has occupied and had access to the facilities, equipment and staff of a relative of an executive officer and director of the Company. Prior to June 1, 1997, that use was

                          PENTEGRA DENTAL GROUP, INC.

3.  RELATED PARTY TRANSACTIONS: (CONTINUED)
insignificant. Effective June 1, 1997, the Company has agreed to compensate the affiliate for use of and access to its office facilities, equipment and staff at the rate of $10,000 per month.

    The Company has agreed to lease a portion of the office facilities, equipment and staff of Pentegra, Ltd., which is wholly owned by the Company's Chairman of the Board. The Company has agreed to compensate Pentegra, Ltd. for use of and access to its office facilities, equipment and staff at the rate of $11,000 per month until the Pentegra/Napili Transaction is completed, whereupon the entire lease of those facilities will be assumed by Pentegra Dental.

    The Company believes that the compensation being paid to these related parties represents the fair market value of the services that are being provided to the Company.

4.  PLANNED TRANSACTIONS:

    Pentegra Dental plans to complete, through a series of mergers and asset transfers, the acquisition of certain assets and assumption of certain liabilities of the Founding Affiliated Practices (the "Acquisitions"). Owners of the Founding Affiliated Practices will receive shares of Pentegra Dental common stock and cash as consideration in the Acquisitions. In connection with the Acquisitions, the selling dentists and their professional corporations, professional associations or other entities (collectively, the "PCs") will enter into long-term service agreements with Pentegra Dental. Additionally, those dentists will enter into employment and noncompete agreements with the PCs.

    Pentegra Dental will not employ dentists or control the practice of dentistry by the dentists employed by the PCs. As Pentegra Dental will be executing management service agreements and will not hold any equity ownership in the PCs, the Acquisitions are deemed not to be business combinations. In accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 48, "Transfers of Nonmonetary Assets by Promoters or Shareholders,"
(i) each of the Founding Affiliated Practices will be deemed a promoter of the Offering, (ii) the transferred nonmonetary assets and assumed liabilities will be accounted for at the historical cost basis of the Founding Affiliated Practices, (iii) any monetary assets included in the Acquisitions will be recorded at fair value, (iv) the net book value of the net assets acquired by Pentegra Dental will be recorded as the value of the common stock issued and (v) cash consideration paid to selling dentists in conjunction with the Acquisitions will be reflected as a dividend paid by Pentegra Dental.

    The information set forth below assumes all the Founding Affiliated Practices will participate in the Acquisitions. Although management expects that all the practices will participate, there is no assurance that will be the case.

                          PENTEGRA DENTAL GROUP, INC.

4.  PLANNED TRANSACTIONS: (CONTINUED)
    The net assets to be transferred and liabilities to be assumed from the Founding Affiliated Practices are summarized, on a combined basis, in the following table (in thousands):

                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------   JUNE 30,
                                                                                     1997
                                                                                  -----------
                                                                                  (UNAUDITED)
Patient receivables, net of allowances............................   $      787    $     554
Property, equipment and improvements, net.........................        2,958        2,774
                                                                    ------------  -----------
  Assets transferred..............................................        3,745        3,328
Accounts payable and accrued liabilities..........................          (81)        (126)
Current portion of notes payable..................................       (1,103)        (785)
Long-term portion of notes payable................................       (1,460)      (2,084)
                                                                    ------------  -----------
  Assets transferred, net of liabilities assumed..................   $    1,101    $    (333)
                                                                    ------------  -----------
                                                                    ------------  -----------

    Upon consummation of the Acquisitions, Pentegra Dental will enter into a service agreement with each Founding Affiliated Practice under which Pentegra Dental will become the exclusive manager and administrator of non-dental services relating to the operation of the Founding Affiliated Practices. The actual terms of the various Service Agreements vary from the description below on a case-by-case basis, depending on negotiations with the individual Founding Affiliated Practices and the requirements of applicable law and governmental regulations.

    The management service revenues that will be earned by Pentegra Dental subsequent to the Acquisitions and the execution of the service agreements will be based on various arrangements. In general, the resulting fee will be based primarily on the dental service revenues less certain operating expenses associated with each PC. The Company's standard form of service agreement (the "Standard Contract") will be applied to all practices operating in jurisdictions where permitted. In those instances where the Standard Contract may not be permitted by applicable law, an alternative form of agreement (the "Alternative Contract") will be used. In any jurisdiction where neither the Standard Contract nor the Alternative Contract is permitted, the fee will be based on a flat fee (the "fixed-fee agreements") that will be subject to annual renegotiation or adjustment. The patient revenue and operating expenses of the

                          PENTEGRA DENTAL GROUP, INC.

4.  PLANNED TRANSACTIONS: (CONTINUED)
Founding Affiliated Practices are summarized, on a combined basis, in the following tables for the year ended December 31, 1996 and the six months ended June 30, 1997 (in thousands):

                                                                                YEAR ENDED
                                                                            DECEMBER 31, 1996
                                                                          ----------------------
                                                                           PATIENT    OPERATING
                                                                           REVENUE    EXPENSES
                                                                          ---------  -----------
Practices participating under the Standard Contract.....................  $  35,415   $  19,442
Practices participating under the Alternative Contract..................      1,200         797
Practices participating under fixed-fee agreements......................      2,599       1,393
                                                                          ---------  -----------
Totals for Founding Affiliated Practices................................  $  39,214   $  21,632
                                                                          ---------  -----------
                                                                          ---------  -----------

                                                                             SIX MONTHS ENDED
                                                                              JUNE 30, 1997
                                                                          ----------------------
                                                                           PATIENT    OPERATING
                                                                          REVENUES    EXPENSES
                                                                          ---------  -----------
                                                                               (UNAUDITED)
Practices participating under the Standard Contract.....................  $  17,690   $   9,433
Practices participating under the Alternative Contract..................        631         460
Practices participating under fixed-fee agreements......................      1,265         706
                                                                          ---------  -----------
Totals for Founding Affiliated Practices................................  $  19,586   $  10,599
                                                                          ---------  -----------
                                                                          ---------  -----------

                          PENTEGRA DENTAL GROUP, INC.

4.  PLANNED TRANSACTIONS: (CONTINUED)

    Subsequent to the Acquisitions, the operating expenses of the Founding Affiliated Practices will be the responsibility of Pentegra Dental. Pentegra Dental will have discretion to control the level of those expenses in conjunction with providing the related services to the PCs. The historical operating expenses of the Founding Affiliated Practices for the year ended December 31, 1996 and the six months ended June 30, 1997 that will be assumed by Pentegra Dental in the future are summarized, on a combined basis, in the following table (in thousands):

                                                                                  SIX MONTHS
                                                                                     ENDED
                                                                     YEAR ENDED    JUNE 30,
                                                                    DECEMBER 31,     1997
                                                                        1996      -----------
                                                                    ------------  (UNAUDITED)
Salaries, wages and benefits of employees, excluding the
  dentists........................................................   $    6,542    $   3,351
Dental supplies...................................................        5,865        2,982
Rent..............................................................        1,936          954
Advertising and marketing expenses................................          605          257
General and administrative expenses...............................        5,915        2,682
Other expenses....................................................          769          373
                                                                    ------------  -----------
    Total operating expenses......................................       21,632       10,599
Depreciation and amortization.....................................          901          449
                                                                    ------------  -----------

    Total expenses................................................   $   22,533    $  11,048
                                                                    ------------  -----------
                                                                    ------------  -----------

    The combined historical financial information of the Founding Affiliated Practices presented herein is not related to the financial position or results of operations of Pentegra Dental or the Company. This information is presented solely for the purpose of providing disclosures to potential investors regarding the group of entities with which Pentegra Dental will be contracting to provide future services. The Founding Affiliated Practices were not operated under common control or management during the fiscal year ended December 31, 1996 or the six months ended June 30, 1997.

UNAUDITED PRO FORMA MANAGEMENT SERVICES FEES

    Upon consummation of the Acquisitions, Pentegra Dental will enter into a service agreement with each Founding Affiliated Practice under which Pentegra Dental will become the exclusive manager and administrator of nondental services relating to the operation of the Founding Affiliated Practices. Under each service agreement, the Founding Affiliated Practice will retain the decision-making power and responsibility for, among other things, (i) hiring, compensating and supervising dental employees and other licensed dental professionals, (ii) ensuring that dentists have the required licenses, credentials, approvals and other certifications appropriate to the performance of their duties and (iii) complying with federal and state laws, regulations and ethical standards applicable to the practice of dentistry. In addition, each Founding Affiliated Practice will be exclusively in control of all aspects of the practice of dentistry and the provision of dental services by it. The following is a summary of the typical form of service agreement the Company will enter into with each Founding Affiliated Practice. The Company expects to enter into similar agreements with Affiliated Practices in the future. The actual terms of the service agreements may vary

                          PENTEGRA DENTAL GROUP, INC.

4.  PLANNED TRANSACTIONS: (CONTINUED)
from the description below on a case-by-case basis, depending on negotiations with the individual Founding Affiliated Practice and the requirements of applicable laws and governmental regulations.

    The management service fees (the "Service Fees") payable to Pentegra Dental by the Founding Affiliated Practices under the service agreements vary based on the fair market value, as determined in arm's-length negotiations, or the nature and amount of services provided. The Service Fees, together with reimbursement for operating and non-operating expenses of the Founding Affiliated Practice to be paid by Pentegra Dental pursuant to the service agreement, are payable monthly, and consist of various combinations of the following: (i) Standard Contract-a percentage (ranging from 35% to 40%) of the difference between the sum of revenue related to dental services less operating expenses associated with the Founding Affiliated Practices; (ii) Alternative Contract-a percentage (16%) of the dental service revenue, not to exceed a percentage (35%) of the difference between the sum of revenue related to dental services less operating expenses associated with the Founding Affiliated Practices or (iii) Alternative Contract-the greater of (a) a percentage (not to exceed 35%) of the difference between the revenue related to dental services less operating expenses associated with the Founding Affiliated Practices or (b) a specified fixed fee. In addition, with respect to four of the Founding Affiliated Practices, the Service Fees are based on flat fees that are subject to renegotiation or adjustment on an annual basis.

    Each service agreement is for an initial term of 40 years, with automatic extensions (unless specified notice is given) of five years. The service agreement may be terminated by either party if the other party (i) files a petition in bankruptcy (or other similar events occur) or (ii) defaults on the performance of a material duty or obligation, which default continues for a specified term after notice. In addition, the service agreement may be terminated by the Company (i) if the Founding Affiliated Practice or a dental employee engages in conduct for which the dental employee's license to practice dentistry is revoked or suspended or is the subject of any restrictions or limitations by any governmental authority to such an extent that he or she cannot engage in the practice of dentistry, (ii) upon the death or disability of the dentist or (iii) upon a breach by the dentist of the employment agreement between the Founding Affiliated Practice and the dentist.

    The service agreement requires the Founding Affiliated Practice to enforce the employment agreements between the Founding Affiliate Practice and the dentists associated with the Founding Affiliated Practice (the "Dentist Employment Agreements"). If the Founding Affiliated Practice does not enforce such employment agreements, Pentegra Dental may, at its option, require the Founding Affiliated Practice to assign such employment agreements to Pentegra Dental or its designee.

    Under each service agreement, the Founding Affiliated Practice will be responsible for obtaining professional liability insurance for the employees of the Founding Affiliated Practice and Pentegra Dental will be responsible for obtaining general liability and property insurance for the Founding Affiliated Practice.

    Upon termination of a service agreement, the Founding Affiliated Practice will have the option to purchase and assume, and Pentegra Dental will have the option to require the Founding Affiliated Practice to purchase and assume, the assets and liabilities related to the Founding Affiliated Practice at the fair market value thereof, except in certain circumstances where the Founding Affiliated Practice or Pentegra Dental, as applicable, was in breach of the service agreement.

    The unaudited pro forma management service fee for the Founding Affiliated Practices, based on the historical patient revenues and operating expenses set forth above is summarized in the following table for the year ended December 31, 1996 and the six months ended June 30, 1997 (in thousands):

                                                                                   SIX-MONTHS
                                                                      YEAR ENDED      ENDED
                                                                     DECEMBER 31,   JUNE 30,
                                                                         1996         1997
                                                                     ------------  -----------
Practices participating under the Standard Contract................   $   24,442    $  12,002
Practices participating under the Alternative Contract.............          832          493
Practices participating under the fixed-fee arrangement............        1,798          908
                                                                     ------------  -----------
    Total pro forma service agreement revenues.....................   $   27,072    $  13,403
                                                                     ------------  -----------
                                                                     ------------  -----------

5. SUBSEQUENT EVENTS

    In September 1997, the Company purchased 66,667 shares of its common stock at a purchase price of $0.01 per share, of which 46,667 shares were purchased from a director of the Company. The Company issued 66,667 shares of common stock to a member of management at a purchase price of $0.01 per share and will recognize the difference between the cash received and the shares' market value as compensation expense.

    In October 1997, the Company purchased an additional 20,000 shares of its common stock from a director at a purchase price per share of $0.01, and issued 20,000 shares of common stock and $300,000 of 9.5% promissory notes due on the earlier of 30 days after the closing of the Offering or October 8, 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of

Pentegra, Ltd. and Napili, International:

    We have audited the accompanying combined balance sheets of Pentegra, Ltd. and Napili, International (collectively, "the Company") as of December 31, 1995 and 1996, and the related combined statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
August 8, 1997

                    PENTEGRA, LTD. AND NAPILI, INTERNATIONAL

                            COMBINED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                         DECEMBER 31,
                                                                                     --------------------
                                                                                       1995       1996
                                                                                     ---------  ---------  JUNE 30, 1997
                                                                                                           -------------
                                                                                                            (UNAUDITED)
                                      ASSETS

Current assets:
  Cash and cash equivalents........................................................  $       9  $      38    $      66
  Accounts receivable, net.........................................................         15         15            2
  Prepaid expenses and other current assets........................................          1         --            1
                                                                                     ---------  ---------        -----
      Total current assets.........................................................         25         53           69

Property and equipment, net........................................................         23         21           19
                                                                                     ---------  ---------        -----
  Total assets.....................................................................  $      48  $      74    $      88
                                                                                     ---------  ---------        -----
                                                                                     ---------  ---------        -----

                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Current portion of notes payable.................................................  $     318  $       7    $       7
  Accounts payable and accrued liabilities.........................................         59         75           66
                                                                                     ---------  ---------        -----
      Total current liabilities....................................................        377         82           73

Notes payable, net of current portion..............................................         --          9            5

Commitments and contingencies (Note 5).............................................         --         --           --

Stockholders' equity (deficit):
  Pentegra, Ltd. common stock, no par value, 100,000,000 shares authorized;
    20,357,762 issued and outstanding..............................................        576        898          925
  Napili, International common stock, no par value, 1,000,000 shares authorized;
    1,000 shares issued and outstanding............................................          8         29           27

Accumulated deficit................................................................       (913)      (944)        (942)
                                                                                     ---------  ---------        -----
  Total stockholders' equity (deficit).............................................       (329)       (17)          10
                                                                                     ---------  ---------        -----
      Total liabilities and stockholders' equity...................................  $      48  $      74    $      88
                                                                                     ---------  ---------        -----
                                                                                     ---------  ---------        -----

     The accompanying notes are an integral part of the combined financial statements.

                    PENTEGRA, LTD. AND NAPILI, INTERNATIONAL

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                     YEAR ENDED DECEMBER 31,               SIX MONTHS
                                                                                                         ENDED JUNE 30,
                                                                 -------------------------------  ----------------------------
                                                                   1994       1995       1996         1996           1997
                                                                 ---------  ---------  ---------  -------------  -------------
                                                                                                          (UNAUDITED)
Consulting revenue.............................................  $     687  $     588  $     654    $     231      $     266
Lecture and seminar revenue....................................        256        253        268          140            242
                                                                 ---------  ---------  ---------        -----          -----
  Total revenue................................................        943        841        922          371            508
                                                                 ---------  ---------  ---------        -----          -----
Expenses:
  Staff salaries, wages and benefits...........................        181        246        292          122            126
  Lecture and seminar expenses.................................        117         96         70           47            161
  Rent.........................................................        148        144        159           46             74
  General and administrative expenses..........................        364        313        360           93            125
  Advertising expenses.........................................         17          4          3            3             --
  Depreciation.................................................         21         24          8            4              4
  Other expenses...............................................         15          9          2            2             11
                                                                 ---------  ---------  ---------        -----          -----
    Total expenses.............................................        863        836        894          317            501
                                                                 ---------  ---------  ---------        -----          -----
  Income from operations.......................................         80          5         28           54              7
Interest expense...............................................         49         46         52           27              5
                                                                 ---------  ---------  ---------        -----          -----
Income (loss) before income taxes and extraordinary item.......         31        (41)       (24)          27              2
Provision (benefit) for income taxes...........................         26        (13)         7            3             --
                                                                 ---------  ---------  ---------        -----          -----
Income (loss) before extraordinary gain........................          5        (28)       (31)          24              2
Extraordinary gain, net of income tax effect of $5.............         --          7         --           --             --
                                                                 ---------  ---------  ---------        -----          -----
    Net income (loss)..........................................  $       5  $     (21) $     (31)   $      24      $       2
                                                                 ---------  ---------  ---------        -----          -----
                                                                 ---------  ---------  ---------        -----          -----

     The accompanying notes are an integral part of the combined financial statements.

                    PENTEGRA, LTD. AND NAPILI, INTERNATIONAL

        COMBINED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY (DEFICIT)

                                 (IN THOUSANDS)

                                                                         COMMON STOCK                       STOCKHOLDERS'
                                                                    ----------------------   ACCUMULATED       EQUITY
                                                                     SHARES      AMOUNT        DEFICIT        (DEFICIT)
                                                                    ---------  -----------  -------------  ---------------
Balance, January 1, 1994..........................................     20,359   $     526     $    (897)      $    (371)
Net income........................................................         --          --             5               5
Capital distribution..............................................         --         (40)           --             (40)
                                                                    ---------       -----         -----           -----

Balance, December 31, 1994........................................     20,359         486          (892)           (406)
Net loss..........................................................         --          --           (21)            (21)
Capital contribution..............................................         --          98            --              98
                                                                    ---------       -----         -----           -----

Balance, December 31, 1995........................................     20,359         584          (913)           (329)
Net loss..........................................................         --          --           (31)            (31)
Capital contribution..............................................         --         343            --             343
                                                                    ---------       -----         -----           -----

Balance, December 31, 1996........................................     20,359         927          (944)            (17)
Income (Unaudited)................................................         --          --             2               2
Capital contribution (Unaudited)..................................         --          25            --              25
                                                                    ---------       -----         -----           -----

Balance, June 30, 1997 (Unaudited)................................     20,359   $     952     $    (942)      $      10
                                                                    ---------       -----         -----           -----
                                                                    ---------       -----         -----           -----

     The accompanying notes are an integral part of the combined financial statements.

                    PENTEGRA, LTD. AND NAPILI, INTERNATIONAL

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                          SIX MONTHS
                                                                    YEAR ENDED DECEMBER 31,             ENDED JUNE 30,
                                                                -------------------------------  ----------------------------
                                                                  1994       1995       1996         1996           1997
                                                                ---------  ---------  ---------  -------------  -------------
                                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...........................................  $       5  $     (21) $     (31)   $      24      $       2
  Adjustments:
    Depreciation and amortization.............................         21         24          8            4              4
    Deferred income taxes (benefit)...........................         22        (13)         1           --             --
    Gain on early extinguishment of debt, net.................         --         (7)        --           --             --
    Changes in operating assets and liabilities:
      Accounts receivable, net................................         39        (11)        --           14             13
      Prepaid expenses and other current assets...............        (22)        21          1            1             (1)
      Accounts payable and accrued liabilities................         60        (72)        15          (18)            (9)
                                                                      ---  ---------  ---------          ---            ---
      Net cash provided by (used in) operating activities.....        125        (79)        (6)          25              9
                                                                      ---  ---------  ---------          ---            ---
Net cash used in investing activities--capital expenditures...         (9)        (2)        (6)          (1)            (2)

Cash flows from financing activities
  Proceeds from long-term debt................................         --         25         22           22             --
  Repayment of debt...........................................         (2)      (120)      (324)         (25)            (4)
  Capital contributions (distributions).......................        (40)        98        343           25             25
                                                                      ---  ---------  ---------          ---            ---
    Net cash provided by (used in) financing activities.......        (42)         3         41           22             21
                                                                      ---  ---------  ---------          ---            ---
    Net change in cash and cash equivalents...................         74        (78)        29           46             28
Cash and cash equivalents, beginning of period................         13         87          9            9             38
                                                                      ---  ---------  ---------          ---            ---
Cash and cash equivalents, end of period......................  $      87  $       9  $      38    $      55      $      66
                                                                      ---  ---------  ---------          ---            ---
                                                                      ---  ---------  ---------          ---            ---

     The accompanying notes are an integral part of the combined financial statements.

                    PENTEGRA, LTD. AND NAPILI, INTERNATIONAL

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  CORPORATE ORGANIZATION AND BASIS OF PRESENTATION:

    Pentegra, Ltd., a consulting firm, and Napili, International ("Napili"), a seminar company (collectively, "the Company"), provide clinical, administrative and marketing consulting and training programs to dentists and their personnel. Pentegra, Ltd. and Napili have common ownership and management.

    The combined financial statements reflect the operations of Pentegra, Ltd. and Napili, the predecessor companies of Pentegra Dental Group, Inc. All intercompany accounts and transactions have been eliminated in combination.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid debt investments with original maturities of three months or less at the date of acquisition to be cash equivalents. The carrying amounts approximate fair value.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the various classes of depreciable assets, ranging from five to seven years. Fully depreciated assets are retained in property and equipment until they are removed from service. Maintenance and repairs are charged to expense, whereas renewals and major replacements are capitalized. Gains and losses from dispositions are included in operations.

    ADVERTISING

    Costs incurred for advertising are expensed when incurred.

    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    DENTAL PRACTICE MANAGEMENT CONSULTING AND LECTURE AND SEMINAR REVENUE

    The Company recognizes revenue from (i) consulting and (ii) lecture and seminar services, in each case, at the time services are performed.

    INTERIM FINANCIAL INFORMATION

    The financial statements as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. The financial statements should be read in conjunction with the annual financial statements of the Company included herein. In management's opinion, such interim financial statements include all normal recurring adjustments considered necessary for a fair presentation of such financial statements. Interim results are not necessarily indicative of results for a full year.

                    PENTEGRA, LTD. AND NAPILI, INTERNATIONAL

2.  PROPERTY AND EQUIPMENT:

    Property and equipment were as follows (in thousands):

                                                                     DECEMBER 31,
                                                                 --------------------  JUNE 30, 1997
                                                                   1995       1996     -------------
                                                                 ---------  ---------   (UNAUDITED)
Property and equipment:
  Equipment....................................................  $      22  $      27           29
  Furniture and fixtures.......................................        121        122          122
                                                                 ---------  ---------          ---
      Total property and equipment.............................        143        149          151
  Less accumulated depreciation................................       (120)      (128)        (132)
                                                                 ---------  ---------          ---
      Property and equipment, net..............................  $      23  $      21           19
                                                                 ---------  ---------          ---
                                                                 ---------  ---------          ---

    Fully depreciated assets utilized in operations were approximately $95,000 at December 31, 1995 and 1996.

3.  INCOME TAXES:

    Pentegra, Ltd. and Napili file separate federal and state income tax returns. The Company uses the liability method of accounting for income taxes. Under this method, deferred taxes are determined based on the difference between the financial reporting and tax bases of assets and liabilities and are measured using the enacted marginal tax rates currently in effect when the differences are reversed.

    Significant components of the Company's deferred tax liabilities and assets at December 31, 1995 and 1996, respectively, were as follows (in thousands):

                                                             1995       1996
                                                           ---------  ---------
Excess of book over tax basis in property and
  equipment..............................................  $      (5) $      (9)
                                                           ---------  ---------
  Total deferred tax liabilities.........................         (5)        (9)
Net operating loss carryforward..........................          4         --
Other....................................................          1          7
                                                           ---------  ---------
  Total deferred tax assets..............................          5          7
                                                           ---------  ---------
Net deferred tax asset (liability).......................  $      --         (2)
                                                           ---------  ---------
                                                           ---------  ---------

                    PENTEGRA, LTD. AND NAPILI, INTERNATIONAL

3.  INCOME TAXES: (CONTINUED)
    Significant components of the provision for income taxes for the years ended December 31, 1995 and 1996, respectively, were as follows (in thousands):

                                                                          1994       1995       1996
                                                                        ---------  ---------  ---------
Current tax expense:
  Federal.............................................................  $      --  $      --  $       5
  State...............................................................          4         --          1
                                                                        ---------  ---------  ---------
    Total current.....................................................          4         --          6
                                                                        ---------  ---------  ---------
Deferred tax expense (benefit):
  Federal.............................................................         19         (6)         1
  State...............................................................          3         (2)        --
                                                                        ---------  ---------  ---------
    Total deferred....................................................         22         (8)         1
                                                                        ---------  ---------  ---------
Total.................................................................  $      26  $      (8) $       7
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

    The differences between the tax computed at the statutory federal tax rate and the Company's provision (benefit) for income taxes for the years ended December 31, 1994, 1995 and 1996, respectively, were as follows (in thousands):

                                                                       1994       1995       1996
                                                                     ---------  ---------  ---------
Tax at U.S. statutory rate.........................................  $      10  $    (10)  $      (8)
State income taxes, net of federal taxes...........................          2        (2)         (1)
Nondeductible expenses and other...................................         14          3         17
Other..............................................................         --          1         (1)
                                                                     ---------  ---------  ---------
                                                                     $      26  $     (8)  $       7
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------
  Total effective tax rate.........................................         82%       (29%)        31%
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

    Income taxes paid for the years ending December 31, 1994 and 1996 were approximately $3,600 and $5,700, respectively. Income taxes paid during 1995 were insignificant.

4.  NOTES PAYABLE:

    Notes payable at December 31, 1996 and 1995 included notes issued by financial institutions and individuals with varying maturities in 1999, which are uncollateralized and guaranteed by a stockholder of the Company. Interest rates on these notes ranged from 8% to 12%. The following are the scheduled payments for the outstanding notes payable as of December 31, 1996 (in thousands):

1997..................................................................  $       7
1998..................................................................          7
1999..................................................................          2
                                                                              ---
                                                                        $      16
                                                                              ---
                                                                              ---

    In 1995, the Company recognized a $7,000 gain on the early retirement of debt.

                    PENTEGRA, LTD. AND NAPILI, INTERNATIONAL

5.  COMMITMENTS AND CONTINGENCIES:

    LEASE COMMITMENTS

    Future minimum lease payments under noncancelable operating leases with remaining terms of one or more years consisted of the following at December 31, 1996 (in thousands):

1997.................................................................  $     146
1998.................................................................        117
1999.................................................................          6
2000.................................................................          4
                                                                       ---------
Total minimum lease obligation.......................................  $     273
                                                                       ---------
                                                                       ---------

    LITIGATION

    The Company is from time to time subject to claims and suits arising in the ordinary course of operations. In the opinion of management, the ultimate resolution of such pending legal proceedings will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

6.  CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS:

    CREDIT RISK

    The Company grants customers credit in the normal course of business. The Company does not obtain collateral on the extension of credit. Procedures are in effect to monitor the creditworthiness of customers and appropriate allowances are made to reduce accounts to their net realizable values.

    The Company maintains cash balances at various financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company's accounts at these institutions may, at times, exceed the federally insured limits. The Company has not experienced any losses in such accounts.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following estimated fair values of financial instruments have been determined by the Company using available market information and appropriate valuation methodologies.

    The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair values due to the short-term maturities of these instruments. The carrying amounts of the Company's fixed-rate long-term borrowings approximate fair value.

---------------------------------------------------------
                       ---------------------------------------------------------
---------------------------------------------------------
                       ---------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR ANY OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO ITS DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                                       PAGE
                                                       -----
Prospectus Summary................................           3
Risk Factors......................................           7
The Company.......................................          15
Use of Proceeds...................................          15
Dividend Policy...................................          15
Dilution..........................................          16
Capitalization....................................          17
Selected Financial Data...........................          18
Management's Discussion and Analysis of Financial
  Condition and Results of Operations.............          20
Business..........................................          23
Management........................................          32
Certain Transactions..............................          38
Security Ownership of Certain Beneficial Owners
  and Management..................................          41
Description of Capital Stock......................          42
Shares Eligible for Future Sale...................          44
Underwriting......................................          47
Legal Matters.....................................          49
Experts...........................................          49
Additional Information............................          49
Index to Financial Statements.....................         F-1

    UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,500,000 SHARES

                          PENTEGRA DENTAL GROUP, INC.

                                  COMMON STOCK

                              -------------------

                                   PROSPECTUS

                                          , 1997

                             ---------------------

                                LEHMAN BROTHERS
                          RAUSHER PIERCE REFSNES, INC.

---------------------------------------------------------
                       ---------------------------------------------------------
---------------------------------------------------------
                       ---------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the expenses to be paid by the Company (other than underwriting compensation expected to be incurred) in connection with the offering described in this Registration Statement. All amounts are estimates, except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Listing Fee.

SEC Registration Fee............................................  $  12,197
NASD Filing Fee.................................................      4,525
Nasdaq National Market Listing Fee..............................
Blue Sky Fees and Expenses......................................          *
Printing Costs..................................................          *
Legal Fees and Expenses.........................................          *
Accounting Fees and Expenses....................................          *
Transfer Agent and Registrar Fees and Expenses..................          *
                                                                  ---------
Miscellaneous...................................................          *
                                                                  ---------
  Total.........................................................  $       *
                                                                  ---------
                                                                  ---------

---------

* To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    DELAWARE GENERAL CORPORATION LAW

    Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

    Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

    Section 145(d) of the DGCL states that any indemnification under subsections
(a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors or, if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

    Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

    Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of
Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

    Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145.

    Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    CERTIFICATE OF INCORPORATION

    The Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided for in Section 174 of the DGCL. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Certificate of Incorporation by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

    BYLAWS

    The Bylaws of the Company provide that the Company will indemnify any director or officer of the Company to the fullest extent permitted by applicable law, from and against judgments, fines, amounts paid in settlement and expenses (including attorneys' fees) whatsoever arising out of any event or occurrence related to the fact that such person is or was a director or officer of the Company and further provide that the Company may, but is not required to, indemnify any employee or agent of the Company or a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise who is or was serving in such capacity at the request of the Company; provided, however, that the Company is only required to indemnify persons serving as directors and officers (and to the extent authorized by the Board of Directors, such other persons) for the expenses incurred in a proceeding if such person has met the standards of conduct that make it permissible under the laws of the State of Delaware for the Company to indemnify the claimant for the amount claimed. The Bylaws further provide that, in the event of any threatened, or pending action, suit or proceeding in which any director or officer of the Company is a party or is involved and that may give rise to a right of indemnification under the Bylaws, following written request by such person, the Company will promptly pay to such person amounts to cover expenses reasonably incurred by such person in such proceeding in advance of its final disposition upon such person undertaking to repay the advance if it is ultimately determined that such person is not entitled to be indemnified by the Company as provided in the Bylaws.

    UNDERWRITING AGREEMENT

    The Underwriting Agreement provides for the indemnification of the directors and officers of the Company in certain circumstances.

    INSURANCE

    The Company intends to maintain liability insurance for the benefit of its directors and officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    The following information relates to securities issued or sold by the Company within the last three years:

 (i) In connection with the formation of the Company, on February 22, 1997 the Company issued Common Stock to J. Michael Casas (200,000 shares), James L. Dunn, Jr. (100,000 shares), John G. Thayer (66,667 shares), Allen M. Gelwick (66,667 shares), Stephen P. Schmitt (33,333 shares), Dunn Family Trust, James L. Dunn, Jr., Trustee (33,333 shares), JoAn Majors (66,667 shares), John W. Parsons (66,667 shares) and Richard M. Vento (33,333 shares), at a purchase price per share of $0.01. On May 12, 1997, PII issued Class B Preferred to J. Michael Casas (66,667 shares), James L. Dunn, Jr. (33,334 shares) and John W. Parsons (33,334 shares), at a purchase price per share of $0.01. On May 22, 1997, the Company issued Common Stock to George M. Siegel (300,000 shares), Omer K. Reed, D.D.S. (150,000 shares), Gary S. Glatter (100,000 shares), Kelly W. Reed (150,000 shares), Stephen E. Stapleton (33,333 shares) and Kimberlee K. Rozman (33,333 shares), at a purchase price per share of $0.01. On June 13, 1997,
     (i) PII issued Class A Preferred to Marie Adamo (50,000 shares), Peter Anderson, Aurous, Ltd. (25,000 shares), Scott Bolding (25,000 shares), William Decker (100,000 shares), Peter Anderson, Dufo, Ltd. (25,000 shares), Daniel Goldman, Goldfam, Ltd. (75,000 shares), Peter Anderson, Laguna Enterprises, Ltd. (25,000 shares), James Landers (50,000 shares), Gary Nagler (25,000 shares), Debra Novosad (50,000 shares), Edward Pitts, P/S Plan (125,000 shares), RTT Investments (150,000 shares), Candy Segall (25,000 shares), Annie Smith (50,000 shares) and Ken W. Smith (100,000 shares), at a purchase price per share of $1.00; (ii) PII issued Class B Preferred to Omer K. Reed, D.D.S. (37,500 shares), Gary S. Glatter (37,500 shares), George M. Siegel (37,500 shares), Stephen E. Stapleton (12,500 shares), Mack E. Greder, D.D.S. (25,000 shares), Roger Allen Kay, D.D.S. (25,000 shares), Debra Novosad (50,000 shares), Bruce A. Kanehl, D.D.S. (25,000 shares), George King, D.D.S. (25,000 shares), Brian K. Kniff, D.D.S. (25,000 shares), Richard W. Mains, D.D.S., RBM Trust (25,000 shares), James W. Medlock, D.D.S. (25,000 shares), Thomas L. Mullooly, D.D.S. (25,000 shares), Richard H. Fettig, D.D.S. (25,000 shares), Marvin
     V. Cavallino, D.D.S. (50,000 shares), Alan H. Gerbholz, D.D.S. (25,000 shares), Victor H. Burdick, D.D.S. (25,000 shares), Steve Anderson, D.D.S. (25,000 shares) and James P. Allen, D.D.S. (25,000 shares), at a purchase price per share of $1.00; and (iii) the Company issued Common Stock to Omer
     K. Reed, D.D.S. (7,500 shares), Gary S. Glatter (7,500 shares), George M. Siegel (7,500 shares), Stephen E. Stapleton (2,500 shares), Mack E. Greder, D.D.S. (5,000 shares), Roger Allen Kay, D.D.S. (5,000 shares), Marie Adamo (10,000 shares), Peter Anderson, Aurous, Ltd. (5,000 shares), Scott Bolding (5,000 shares), William Decker (20,000 shares), Peter Anderson, Dufo, Ltd. (5,000 shares), Daniel Goldman, Goldfam, Ltd. (35,000 shares), Peter Anderson, Laguna Enterprises, Ltd. (5,000 shares), James Landers (10,000 shares), Gary Nagler (5,000 shares), Debra Novosad (20,000 shares), Edward Pitts, P/S Plan (38,333 shares), RTT Investments (30,000 shares), Candy Segall (5,000 shares), Annie Smith (10,000 shares), Ken W. Smith (20,000 shares), Marvin V. Cavallino, D.D.S. (10,000 shares), Bruce A. Kanehl, D.D.S. (5,000 shares), Richard H. Fettig, D.D.S. (5,000 shares), Victor H. Burdick, D.D.S. (5,000 shares), Thomas L. Mullooly, D.D.S. (5,000 shares), James W. Medlock, D.D.S. (5,000 shares), Alan H. Gerbholz, D.D.S. (5,000 shares), Richard W. Mains, D.D.S., RBM Trust (5,000 shares), Brian K. Kniff, D.D.S. (5,000 shares), George King, D.D.S. (5,000 shares), Steve Anderson, D.D.S. (5,000 shares) and James P. Allen, D.D.S. (5,000 shares), at a purchase price of $0.01 per share. On September 1, 1997, the Company issued 66,667 shares of Common Stock to Sam H. Carr at a purchase price of $0.01 per share. On October 8, 1997, the Company issued 6,667 shares of Common Stock to Manhattan Group Funding and 13,333 shares of Common Stock to Daniel A. Bock, at a purchase price of $0.01 per share.

 (ii)

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits.

  EXHIBIT
  NUMBER                                                           DESCRIPTION
-----------             -------------------------------------------------------------------------------------------------
      1.1*      --      Form of Underwriting Agreement.

       2.1      --      Form of Asset Contribution Agreement between Pentegra Dental Group, Inc. and a sole proprietorship

       2.2      --      Form of Asset Contribution Agreement between Pentegra Dental Group, Inc. and a partnership

       2.3      --      Form of Asset Contribution Agreement between Pentegra Dental Group, Inc. and an entity

       2.4      --      Form of Agreement and Plan of Reorganization between Pentegra Dental Group, Inc. and an entity

  EXHIBIT
  NUMBER                                                           DESCRIPTION
-----------             -------------------------------------------------------------------------------------------------
       2.5      --      Exchange Agreement dated July 31, 1997 among Pentegra Investments, Inc., Pentegra Dental Group,
                          Inc. and the stockholders named therein

       2.6      --      Asset Contribution Agreement dated as of August 20, 1997 among Pentegra Dental Group, Inc.,
                          Pentegra, Ltd., Napili International and Omer K. Reed, D.D.S.
                        The schedules and exhibits to the foregoing acquisition agreements have not been filed as exhibits to this Registration Statement. Pursuant to Item 601(b)(2) of Regulation S-K, Pentegra
                          Dental Group, Inc. agrees to furnish a copy of such schedules and exhibits to the Commission upon request.

       3.1      --      Restated Certificate of Incorporation of Pentegra Dental Group, Inc.

       3.2      --      Bylaws of Pentegra Dental Group, Inc.

      4.1*      --      Form of certificate evidencing ownership of Common Stock of Pentegra Dental Group, Inc.

       4.2      --      Form of Registration Rights Agreement for Owners of Founding Affiliated Practices

       4.3      --      Registration Rights Agreement dated September 30, 1997 between Pentegra Dental Group, Inc. and the stockholders named therein

      5.1*      --      Opinion of Jackson Walker L.L.P.

      10.1      --      Pentegra Dental Group, Inc. 1997 Stock Compensation Plan

      10.2      --      Employment Agreement dated July 31, 1997 between Pentegra Dental Group, Inc. and Omer K. Reed,
                          D.D.S.

      10.3      --      Employment Agreement dated July 1, 1997 between Pentegra Dental Group, Inc. and Gary S. Glatter

      10.4      --      Employment Agreement dated July 12, 1997 between Pentegra Dental Group, Inc. and John Thayer

      10.5      --      Employment Agreement dated September 1, 1997 between Pentegra Dental Group, Inc. and Sam H. Carr

      10.6      --      Employment Agreement dated July 12, 1997 between Pentegra Dental Group, Inc. and James Dunn, Jr.

      10.7      --      Employment Agreement dated July 12, 1997 between Pentegra Dental Group, Inc. and Kimberlee K.
                          Rozman

      10.8      --      Form of Service Agreement

      11.1      --      Computation of Earnings Per Share

      23.1      --      Consent of Coopers & Lybrand, L.L.P.

     23.2*      --      Consent of Jackson Walker L.L.P. (contained in Exhibit 5)

      23.3      --      Consents of Director Nominees.

      24.1      --      Power of Attorney (contained on the signature page of this Registration Statement).

     27.1*      --      Financial Data Schedule.

---------

* To be filed by amendment.

    (b) Financial Statement Schedules.

    All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes as follows:

        (1) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

        (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payments by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (3) That, for the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (4) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, Pentegra Dental Group, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 10, 1997.

                                PENTEGRA DENTAL GROUP, INC.

                                By:             /s/ GARY S. GLATTER
                                     -----------------------------------------
                                                  Gary S. Glatter
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Each person whose signature appears below hereby appoints Kimberlee K. Rozman and James L. Dunn, Jr. and each of them, each of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute in the name of each such person who is then an officer or director of the Registrant, and to file, any amendments (including post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on October 10, 1997.

          SIGNATURES                                TITLE
------------------------------  ----------------------------------------------

     /s/ GARY S. GLATTER
------------------------------  President, Chief Executive Officer and
       Gary S. Glatter            Director (Principal Executive Officer)

       /s/ SAM H. CARR          Senior Vice President and Chief Financial
------------------------------    Officer (Principal Financial and Accounting
         Sam H. Carr              Officer)

   /s/ OMER K. REED, D.D.S.
------------------------------  Chairman of the Board
     Omer K. Reed, D.D.S.

     /s/ J. MICHAEL CASAS
------------------------------  Director
       J. Michael Casas

     /s/ ALLEN M. GELWICK
------------------------------  Director
       Allen M. Gelwick

     /s/ GEORGE M. SIEGEL
------------------------------  Director
       George M. Siegel

    /s/ JAMES L. DUNN, JR.
------------------------------  Director
      James L. Dunn, Jr.